Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

DATAWATCH CORPORATION

at

$13.10 Net per Share In Cash

by

Dallas Merger Sub, Inc.

a wholly owned subsidiary of

Altair Engineering Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, BOSTON TIME, ON DECEMBER 12, 2018 (ONE MINUTE AFTER 11:59 P.M., BOSTON TIME, ON

DECEMBER 12, 2018), UNLESS THE OFFER IS EXTENDED.

The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of November 5, 2018 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Datawatch Corporation, a Delaware corporation (“Datawatch”), Altair Engineering Inc., a Delaware corporation (“Altair”), and Dallas Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Altair. Purchaser is offering to purchase all of the shares of common stock, par value $0.01 per share (the “Shares”), of Datawatch that are issued and outstanding at a price of $13.10 per Share, net to the seller in cash (the “Offer Price”), without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into Datawatch (the “Merger”) without a meeting of the stockholders of Datawatch in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Datawatch continuing as the surviving corporation in the Merger as a subsidiary of Altair. At the effective time of the Merger (the “Effective Time”), any Shares not purchased pursuant to the Offer (other than Shares (i) owned by stockholders who are entitled to demand and properly demand appraisal in accordance with Section 262 of the DGCL in connection with the Merger, as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights,” (ii) then owned by Datawatch or owned both at the commencement of the Offer and at the Effective Time by any wholly owned subsidiary of Datawatch and (iii) irrevocably accepted for purchase in the Offer or owned both at the commencement of the Offer and at the Effective Time by Altair, Purchaser or any other wholly owned subsidiary of Datawatch) will be automatically converted into the right to receive the Offer Price, net to the seller in cash, without interest and less any applicable withholding taxes. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

THE BOARD OF DIRECTORS OF DATAWATCH UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

After careful consideration, the board of directors of Datawatch has unanimously (i) determined that the Merger Agreement and the transactions contemplated in the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of the Datawatch stockholders, (ii) resolved that the

Merger will be effected under Section 251(h) and other relevant provisions of the DGCL, (iii) approved the execution, delivery and performance by Datawatch of the Merger Agreement and the consummation of the transactions contemplated therein, including the Offer and the Merger, in accordance with the DGCL, and (v) resolved to recommend that the stockholders of Datawatch accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) there being validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL) prior to the Expiration Date (as defined below)) and not validly withdrawn prior to midnight, Boston time, on December 12, 2018 (one minute after 11:59 P.M., Boston time, on December 12, 2018) (the “Expiration Date,” unless Purchaser extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire) that number of Shares that represents not less than one share more than 50% of the total number of Shares outstanding at the Offer Acceptance Time (as defined herein); (ii) the termination or expiration of any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (iii) other customary conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.” After the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Altair, Purchaser and Datawatch will cause the Merger to become effective as soon as practicable without a meeting of stockholders of Datawatch in accordance with Section 251(h) of the DGCL.

A summary of the principal terms of the Offer appears on pages i through ix. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.

November 14, 2018

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Date, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to American Stock Transfer & Trust Company, LLC, in its capacity as depository for the Offer (the “Depository”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect delivery of your Shares for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depository prior to the Expiration Date, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

*****

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth on the back cover of this Offer to Purchase. In addition, requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET

Securities Sought:	All of the shares of common stock, par value $0.01 per share (the “Shares”), of Datawatch Corporation, a Delaware corporation (“Datawatch”), that are issued and outstanding.

Price Offered Per Share:	$13.10 per Share (the “Offer Price”), net to the seller in cash, without interest and less any applicable withholding taxes.

Scheduled Expiration Date:	Midnight, Boston time, on December 12, 2018 (one minute after 11:59 P.M., Boston time, on December 12, 2018), unless the Offer (as defined below) is extended.

Purchaser:	Dallas Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Altair Engineering Inc., a Delaware corporation (“Altair”).

Datawatch Board Recommendation:	The board of directors of Datawatch (the “Datawatch Board”) has unanimously (i) determined that the Merger Agreement (as defined below) and the transactions contemplated in the Merger Agreement, including the Offer and the Merger (as defined below), are advisable and in the best interests of the Datawatch stockholders, (ii) resolved that the Merger will be effected under Section 251(h) and other relevant provisions of the DGCL (as defined below), (iii) approved the execution, delivery and performance by Datawatch of the Merger Agreement and the consummation of the transactions contemplated therein, including the Offer and the Merger, in accordance with the DGCL, and (v) resolved to recommend that the stockholders of Datawatch accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The following are some questions that you, as a holder of Shares (a “Stockholder”), may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. The information concerning Datawatch contained in the Offer to Purchase has been provided to Altair and Purchaser by Datawatch or has been taken from or is based upon publicly available documents or records of Datawatch on file with the U.S. Securities and Exchange Commission (the “SEC”) or other public sources, and the accuracy and completeness of such information have not been independently verified by Altair or Purchaser. Questions or requests for assistance may be directed to D.F. King & Co., Inc., our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?

Our name is Dallas Merger Sub, Inc. We are a wholly owned subsidiary of Altair, incorporated under the laws of the State of Delaware. We were formed for the purpose of making the Offer and thereafter consummating the

i

merger (the “Merger”) with and into Datawatch, with Datawatch continuing as the surviving corporation in the Merger (the “Surviving Corporation”). To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. Altair is a corporation incorporated under the laws of the State of Delaware. See the “Introduction” and Section 8 — “Certain Information Concerning Purchaser and Altair.”

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase all issued and outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of November 5, 2018, by and among Datawatch, Altair and us (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), in order to acquire control of, and, ultimately, following the Merger, the entire common equity interest in, Datawatch, while allowing Stockholders an opportunity to receive the Offer Price promptly on or after the Expiration Date by tendering their Shares pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we and Datawatch will consummate the Merger as soon as practicable thereafter without any action by the Stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger (the “Effective Time”), Datawatch will become a wholly owned subsidiary of Altair. See Section 12 — “Purpose of the Offer; Plans for Datawatch.”

How much are you offering to pay and what is the form of payment?

We are offering to pay $13.10 per Share, net to you in cash, without interest and less any applicable withholding taxes for each Share tendered and accepted for payment in the Offer.

Will I pay any fees or commissions?

If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What does the Datawatch Board recommend?

After careful consideration, the Datawatch Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated in the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of the Datawatch stockholders, (ii) resolved that the Merger will be effected under Section 251(h) and other relevant provisions of the DGCL, (iii) approved the execution, delivery and performance by Datawatch of the Merger Agreement and the consummation of the transactions contemplated therein, including the Offer and the Merger, in accordance with the DGCL, and (v) resolved to recommend that the stockholders of Datawatch accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

See the “Introduction” and Datawatch Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the SEC and, together with the Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Stockholders in connection with the Offer.

Have any Datawatch stockholders agreed to tender their Shares?

Yes. Michael Morrison (Datawatch’s President, Chief Executive Officer and board member), James Eliason (Datawatch’s Chief Financial Officer and Treasurer), Ken Tacelli (Datawatch’s Chief Operating Officer), Christopher T. Cox (Datawatch’s board member), Donald Friedman (Datawatch’s board member), Thomas H. Kelly (Datawatch’s board member), Colin Mahony (Datawatch’s board member), David C. Mahoney (Datawatch’s board member), Joan McArdle (Datawatch’s board member), Richard de J. Osborne (Datawatch’s board member), Randy Seidl (Datawatch’s board member) and certain other stockholders have entered into a tender and support agreement with Altair and us, which provides, among other things, that these stockholders will irrevocably tender their Shares in the Offer. These stockholders may only withdraw their Shares from the Offer if the tender and support agreement is terminated in accordance with its terms, including if the Merger Agreement is terminated. The Shares subject to the tender and support agreement represent approximately 14.3% of the outstanding Shares, as of October 31, 2018. See Section 11 — “The Merger Agreement; Other Agreements.”

Are there any compensation arrangements between Altair or us and Datawatch’s executive officers or other key employees?

We or Altair are expected to enter into employment compensation, severance or other employee benefits arrangements with certain of Datawatch’s executive officers and certain other key employees; however, the specific terms of these compensation arrangements have not been agreed upon. Additionally, such executive officers entered into agreements to tender any Shares they hold or acquire, whether upon the exercise of options, the vesting of restricted stock units or otherwise.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

there being validly tendered (not including any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL) prior to the Expiration Date (as defined below)) and not validly withdrawn prior to midnight, Boston time, on December 12, 2018 (one minute after 11:59 P.M., Boston time, on December 12, 2018) (the “Expiration Date,” unless Purchaser extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire) that number of Shares that represents not less than one share more than 50% of the total number of Shares outstanding at the time, which will be promptly on or after the Expiration Date, that the Purchaser accepts for payment (such time of acceptance for payment, the “Offer Acceptance Time”) all Shares validly tendered and not validly withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer (such condition, the “Minimum Condition”);

•

any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated (such condition, the “Regulatory Condition”); and

•	other customary conditions described in Section 15 — “Conditions to the Offer.”

We and Altair may waive any condition, in whole or in part, other than the Minimum Condition and the Regulatory Condition, at any time and from time to time, without Datawatch’s consent. See Section 15 — “Conditions to the Offer.”

Is the Offer subject to any financing condition?

No. The Offer is not subject to any financing condition.

Do you have the financial resources to pay for all Shares?

Yes. The total amount of funds required by us to consummate the Offer and purchase all outstanding Shares in the Offer and to provide funding in connection with the Merger is approximately $176 million, plus related fees and expenses. Altair, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. Altair expects to fund such cash requirements from its available cash on hand and a drawdown from its existing credit facility. The Offer is not subject to any financing condition. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender pursuant to the Offer?

No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the consummation of the Offer is not subject to any financing condition;

•	the Offer is being made for all Shares solely for cash;

•	if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

•

we, through Altair, will have sufficient funds, through cash on hand and by draws on Altair’s existing credit agreement, to purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer and to provide funding for the Merger.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

What percentage of Shares do you or your affiliates currently own?

We, Altair and our respective affiliates do not currently own any Shares.

How long do I have to decide whether to tender pursuant to the Offer?

You will be able to tender your Shares pursuant to the Offer until the Expiration Date (i.e., midnight, Boston time, on December 12, 2018 (one minute after 11:59 P.M., Boston time, on December 12, 2018), unless we extend the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Date, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Signature Guarantees”) may guarantee that the missing items will be received by American Stock Transfer & Trust Company, LLC, our depository for the Offer (the “Depository”) within two NASDAQ Capital Market (“NASDAQ”) trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Date. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Date, but in no event will we be required to extend the Offer beyond February 28, 2019 (the “End Date”).

Pursuant to the Merger Agreement, unless the Merger Agreement has been terminated in accordance with its terms, we are required to extend the Offer and the Expiration Date:

•

at the request of Datawatch, for one or more consecutive periods of not more than ten business days each, or such other longer period as Altair and Datawatch may agree, in order to permit the satisfaction of any condition to the Offer (subject to our and Altair’s right to waive any condition to the Offer (other than the Minimum Condition and the Regulatory Condition, which we and Altair may not waive) in accordance with the Merger Agreement), if as of the scheduled Expiration Date any condition to the Offer has not been satisfied or waived, provided that (absent certain circumstances specified in the Merger Agreement) if, at any then-scheduled Expiration Date, the sole unsatisfied condition to the Offer is the Minimum Condition and Datawatch has not delivered to Altair a Change of Status Notice, we are only required to extend the Offer for a single period equal to the shorter of (A) 20 business days and (B) the number of business days remaining prior to the End Date;

•

for one or more consecutive periods of not more than ten business days each, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act or any applicable foreign antitrust will have expired or been terminated;

•	for any period required by any law, any interpretation or position of the SEC or the staff thereof or any the rules or regulations of NASDAQ applicable to the Offer;

•

at the request of Datawatch, for one or more consecutive periods so that the Expiration Date does not occur earlier than 2 business days immediately after the expiration of the Notice Period (as defined below) or Intervening Event Notice Period (as defined below), as applicable, in the event that Datawatch has delivered a Change of Status Notice to Altair.

The Merger Agreement provides that we are not required to extend the Offer beyond the End Date.

If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements — The Merger — Extensions of the Offer.”

How will I be notified if the time period during which I can tender my Shares pursuant to the Offer is extended?

If we extend the Offer, we will inform the Depository of that fact and will make a public announcement of the extension no later than 9:00 A.M., Boston time, on the next business day after the previously scheduled Expiration Date. See Section 1 — “Terms of the Offer.”

How do I tender my Shares pursuant to the Offer?

To tender your Shares pursuant to the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer of any uncertificated Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) and such other evidence, if any, of transfer as the Depository Agent may reasonably request), and any other documents required by the Letter of Transmittal, to the Depository prior to the Expiration Date. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company (“DTC”). You should contact the institution that holds your Shares for more details.

If you are unable to deliver any required document or instrument to the Depository prior to the Expiration Date, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depository by using the enclosed notice of

v

guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depository must receive the Notice of Guaranteed Delivery prior to the Expiration Date and must then receive the missing items within two NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can holders of vested stock options or restricted stock awards participate in the tender offer?

The Offer is only for Shares and not for any options to acquire Shares or restricted stock units with respect to Shares. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the Datawatch Third Amended and Restated 2011 Equity Compensation and Incentive Plan, as amended (the “Datawatch Stock Plan”), and tender the Shares received upon the exercise in accordance with the terms of the Offer. If you hold vested restricted stock units and you wish to participate in the Offer, you must settle them for Shares in accordance with the terms of the Datawatch Stock Plan and other applicable Datawatch award agreements, and tender the Shares received in connection with such vesting and settlement in accordance with the terms of the Offer. Any such exercise or settlement needs to be completed sufficiently in advance of the Expiration Date to assure that the holder of such outstanding stock options or restricted stock units will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

What will happen to my stock options in the Offer and the Merger?

Stock options to purchase Shares will not be purchased in or affected by the Offer. However, pursuant to the Merger Agreement, each stock option to purchase Shares (“Datawatch Options”) that was granted pursuant to the Datawatch Stock Plan and is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, will be automatically cancelled and converted into the right to receive an amount in cash, without interest and less applicable tax withholding, equal to the product of (i) the excess, if any, of (A) the Offer Price over (B) the per share exercise price for such Datawatch Option, multiplied by (ii) the total number of Shares underlying such Datawatch Option as of immediately prior to the Offer Acceptance Time (the “Option Payment Amount”), and the holder of such Datawatch Option will have no further rights with respect thereto except to receive the Option Payment Amount. No cash amount will be payable with respect to a Datawatch Option, if any, that has a per share exercise price that is equal to or exceeds the Offer Price, and such Option will be cancelled and terminated at the Offer Acceptance Time without any payment or delivery being made in respect thereof, and the holder of any such Datawatch Option will have no further rights with respect thereto.

The Surviving Corporation will, and Altair will cause the Surviving Corporation to, pay the Option Payment Amount to each holder of a Datawatch Option in a lump sum, less any taxes withheld, through the Surviving Corporation’s payroll system or by check no later than the first payroll period after the Effective Time. Section 11 — “The Merger Agreement; Other Agreements — The Merger — Treatment of Datawatch Equity Awards and Datawatch Stock Plans.”

What will happen to my restricted stock units in the Offer and the Merger?

Awards of restricted stock units will not be purchased in or affected by the Offer. However, pursuant to the Merger Agreement, each restricted stock unit (“Datawatch RSUs”) that was granted under the Datawatch Stock Plan and is outstanding and vested immediately prior to the Effective Time (after giving effect to any vesting thereof upon completion of the Merger) will automatically and without any required action on the part of the holder thereof, be cancelled and instead represent solely the right to receive an amount in cash, without interest, equal to the product of (i) the Offer Price multiplied by (ii) the total number of Shares that would otherwise have been issuable upon settlement of the vested portion of such Datawatch RSU, less any withholding taxes (such payment, the “Vested RSU Payment Amount”). The payment of the Vested RSU Payment Amount, if any, will be payable (without any crediting of interest for the period from the Effective Time through the date of payment) by Altair in a lump sum through Datawatch’s payroll system or by check on the first regular payroll date after the Effective Time.

Each Datawatch RSU that was granted under the Datawatch Stock Plan and is outstanding and will not by its terms vest as of the Effective Time (after giving effect to any vesting thereof upon completion of the Merger) will be automatically converted into and become a substitute right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the Offer Price multiplied by (ii) the total number of Shares underlying the unvested portion of such Datawatch RSU, less any withholding taxes (such payment, the “Unvested RSU Consideration”). The payment of the Unvested RSU Consideration, if any, with respect to such substitute right will be payable by Altair in a lump sum through the Surviving Corporation’s payroll system or by check on or after the date that such Datawatch RSU would have otherwise vested in accordance with its terms (and in any event not later than the earlier of (1) December 31st of the year during which such vesting date occurs or (2) the first regular payroll date following the date of termination for any such employee) but, subject to certain accelerated vesting terms, only if such conditions to vesting are satisfied prior to such vesting date.

See Section 11 — “The Merger Agreement; Other Agreements — The Merger — Treatment of Datawatch Equity Awards and Datawatch Stock Plans.”

Until what time may I withdraw previously tendered Shares?

Except as otherwise provided in Section 4 — “Withdrawal Rights,” tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the timely withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

How do I validly withdraw previously tendered Shares?

To validly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depository while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

No. Following the consummation of the Offer, we, Altair and Datawatch expect to consummate the Merger as soon as practicable in accordance with Section 251(h) of the DGCL, after which Altair will own the entire equity interest in Datawatch and the Shares will no longer be publicly traded. Following the consummation of the Merger, we intend to cause Datawatch to be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, and the regulations thereunder (the “Exchange Act”). See Section 13 — “Certain Effects of the Offer.”

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

If at least such number of Shares as satisfies the Minimum Condition are validly tendered and accepted for payment by us in the Offer, and the other conditions to the Merger are satisfied or waived (see Section 11 — “The Merger Agreement; Other Agreements — The Merger — Merger Closing Conditions”), then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of Stockholders pursuant to Section 251(h) of the DGCL. See Section 13 — “Certain Effects of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of us, Altair or Datawatch are under any obligation to pursue or consummate the Merger if the Offer has not been first consummated.

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL and due to the obligation of Altair, us and Datawatch to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, we expect the Merger to occur on the date of, and as promptly as practicable following, the consummation of the Offer without a subsequent offering period. See Section 1 — “Terms of the Offer.”

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the per Share consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.” Concurrently with the commencement of the Offer, Datawatch is distributing the Schedule 14D-9, which contains important information regarding how a holder of Shares may exercise its appraisal rights.

If I decide not to tender my Shares pursuant to the Offer, how will the Offer affect my Shares?

Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we and Datawatch will consummate the Merger as soon as practicable. If the Merger is consummated, then Stockholders who did not tender their Shares pursuant to the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares pursuant to the Offer (i.e., the Offer Price), subject to any appraisal rights properly exercised by such Stockholders in accordance with Delaware law. Therefore, if the Merger takes place, the only difference to you between tendering your Shares pursuant to the Offer and not tendering your Shares pursuant to the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Merger. Because the Merger will be governed by Section 251(h) of the DGCL, no Stockholder vote will be required to consummate the Merger.

Furthermore, following the Offer, it is possible that the Shares might no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers. See Section 13 — “Certain Effects of the Offer.”

See Section 11 — “The Merger Agreement; Other Agreements” and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date and the “premium” I am receiving?

The Offer Price of $13.10 per Share represents an approximate:

•	35% premium to the closing price of the Shares on November 2, 2018, the last full trading day before we announced the execution of the Merger Agreement and the Offer; and

•	28% premium to the one month average stock price for the Shares for the 30-day period ending on November 2, 2018.

On November 2, 2018, the last trading day before we announced the execution of the Merger, the closing price of Shares reported on the NASDAQ was $9.69 per Share.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to promptly receive an amount equal to the number of Shares you tendered pursuant to the Offer multiplied by the Offer Price, net to you in cash, without interest and less any applicable withholding taxes. We will pay for your validly tendered and not validly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depository, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depository of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and (iii) such other evidence, if any, of transfer as the Depository Agent may reasonably request. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — United States Holders”). In general, if you are a United States Holder, you will recognize gain or loss equal to the difference, if any, between your adjusted tax basis in Shares that you tender pursuant to the Offer or exchange in the Merger and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year at the time of disposition. If you are a Non-United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — Non-United States Holders”), you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender pursuant to the Offer or exchange in the Merger, unless you have certain connections to the United States. See Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

You should consult your tax advisor about the particular tax consequences to you of tendering your Shares pursuant to the Offer, exchanging your Shares in the Merger or exercising appraisal rights (including the application and effect of any U.S. federal estate and gift, state, local or non-U.S. income and other tax laws or tax treaties).

To whom should I talk if I have additional questions about the Offer?

You may call D.F. King & Co., Inc., the Information Agent, toll-free at (877) 864-5060.

To the Holders of Shares of Common Stock of Datawatch:

INTRODUCTION

The Offer is being made pursuant to the Merger Agreement by and among Altair, Datawatch and us. We are a wholly owned subsidiary of Altair established for purposes of making the Offer and, if all applicable conditions are satisfied or, where permitted, waived, consummating the Offer and the Merger. We are offering to purchase all of the issued and outstanding Shares at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer and the withdrawal rights will expire at the Expiration Date, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

If you are a record owner of Shares and you tender such Shares directly to the Depository in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is enclosed with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you may be subject to a required backup withholding at the applicable statutory rate (currently, 24%) on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Information Reporting and Backup Withholding” and Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depository and the Information Agent incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”

Subject to the provisions of the Merger Agreement, as soon as practicable following the consummation of the Offer, we and Datawatch will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as we and Datawatch agree in writing and specify in the Certificate of Merger, at which time Datawatch will become the Surviving Corporation and Altair will thereupon own the entire equity interest in Datawatch. At the Effective Time, any Shares not purchased pursuant to the Offer (other than Shares (i) owned by stockholders who are entitled to demand and properly demand appraisal in accordance with Section 262 of the DGCL in connection with the Merger, as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights,” (ii) then owned by Datawatch or owned both at the commencement of the Offer and at the Effective Time by any wholly owned subsidiary of Datawatch and (iii) irrevocably accepted for purchase in the Offer or owned both at the commencement of the Offer and at the Effective Time by Altair, Purchaser or any other wholly owned subsidiary of Datawatch) will be automatically converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes.

Section 11 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

After careful consideration, the board of directors of Datawatch has unanimously (i) determined that the Merger Agreement and the transactions contemplated in the Merger Agreement, including the Offer and the Merger, are advisable and in the best interests of the Datawatch stockholders, (ii) resolved that the

Merger will be effected under Section 251(h) and other relevant provisions of the DGCL, (iii) approved the execution, delivery and performance by Datawatch of the Merger Agreement and the consummation of the transactions contemplated therein, including the Offer and the Merger, in accordance with the DGCL, and (iv) resolved to recommend that the stockholders of Datawatch accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

A more complete description of the Datawatch Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to Stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is not subject to any financing condition.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the Regulatory Condition and the satisfaction, or waiver by us and Altair, of the other customary conditions described in Section 15 — “Conditions to the Offer.”

The Merger will be governed by Section 251(h) of the DGCL. Accordingly, after the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Altair, we and Datawatch will cause the Merger to become effective as soon as practicable without a meeting of Stockholders in accordance with Section 251(h) of the DGCL. See Section 11 — “The Merger Agreement; Other Agreements — The Merger — Application of Section 251(h) of the DGCL.” At the Effective Time, our director immediately prior to the Effective Time will be the only director of the Surviving Corporation.

Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the per Share consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will promptly accept for payment and pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Date as permitted under Section 4 — “Withdrawal Rights.”

The Offer is not subject to any financing condition. The Offer is conditioned upon the satisfaction of the Minimum Condition and the Regulatory Condition and the satisfaction or waiver, by us and Altair, of the other customary conditions described in Section 15 — “Conditions to the Offer.”

We expressly reserve the right from time to time to waive any of the conditions described in Section 15 — “Conditions to the Offer” other than the Minimum Condition and the Regulatory Condition, to increase the Offer Price or to make any other changes in the terms and other conditions of the Offer, except that we will not, without the prior written consent of Datawatch, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) amend, modify or supplement any of the terms of the Offer or conditions to the Offer in a manner that adversely affects holders of Shares in their capacity as such, (v) impose additional conditions to the Offer, (vi) amend or modify the Minimum Condition or (vii) terminate the Offer (other than in connection with termination of the Merger Agreement pursuant to Article VII thereof) or accelerate, extend or otherwise change the Expiration Date in a manner other than pursuant to and in accordance with the Merger Agreement.

There will not be a subsequent offering period for the Offer. Pursuant to the Merger Agreement, following the consummation of the Offer and satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Altair and Datawatch will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable. Because the Merger will be governed by Section 251(h) of the DGCL, no Stockholder vote will be required to consummate the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

The Merger Agreement separately provides that we are required to extend the Offer (i) at the request of Datawatch, for one or more consecutive periods of up to ten business days each, if, as of the scheduled Expiration Date, any condition to the Offer has not been satisfied or waived (other than the Minimum Condition and the Regulatory Condition, which we and Altair may not waive) in order to permit the satisfaction of such condition, (ii) for one or more consecutive periods of up to ten business days each, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act or any applicable foreign antitrust has expired or been terminated, (iii) for any period required by any law, any interpretation or position of the SEC or the staff thereof or any rules or regulations of NASDAQ applicable to the Offer and (iv) at the request of Datawatch, on one or more occasion so that the Expiration Date does not occur earlier than two (2) business days immediately after the expiration of the Notice Period (as defined in Section 11 — “The Merger Agreement; Other Agreements — Datawatch Board Recommendation; Change of Board Recommendation”) or Intervening Event Notice Period (as defined in Section 11 — “The Merger Agreement; Other Agreements — Datawatch Board Recommendation; Change of Board Recommendation”), as applicable, if Datawatch has delivered a Change of Status Notice (as defined in Section 11 — “The Merger Agreement; Other Agreements — Datawatch Board Recommendation; Change of Board Recommendation”) to Altair. However, Altair will not (1) be required to extend the Offer beyond the earlier to occur of (x) the termination of the Merger Agreement in accordance with its terms and (y) the End Date (such earlier date, the “Extension Deadline”), (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Datawatch, or (3) be permitted, without the prior written consent of Datawatch, which will not be unreasonably withheld, to extend the Offer by periods exceeding an aggregate of 20 business days in the event that (A) Datawatch has not delivered to Altair a Change of Status Notice and (B) each condition to the Offer (other than the Minimum Condition) has been satisfied or waived as of any then scheduled Expiration Date and the Minimum Condition has not been satisfied as of such scheduled Expiration Date.

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Offer Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depository may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to stockholders and stockholder response. In accordance with the foregoing view of the SEC and applicable law, if, prior to the Expiration Date, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to Stockholders, the Offer will be extended at least until the expiration of such 10th business day.

If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all Stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., Boston time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

Datawatch has provided us with Datawatch’s Stockholder list and security position listings for the purpose of disseminating the Offer to record holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Datawatch’s Stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the Datawatch Stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Date pursuant to the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of:

•

for Shares held as physical certificates, the certificates evidencing such Shares (“Share Certificates”) or, for a book-entry with respect to any uncertificated Shares (“Book-Entry Confirmations”), an Agent’s Message or a duly completed and validly executed Letter of Transmittal, together with any required signature guarantees, and such other evidence, if any, of transfer as the Depository Agent may reasonably request, in each case pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares;”

•

a duly completed and validly executed Letter of Transmittal, together with any required signature guarantees, in accordance with the instructions thereto (or an Agent’s Message in lieu of such Letter of Transmittal); and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering Stockholders may be paid at different times depending upon when the above-referenced items (including Share Certificates or Book-Entry Confirmations with respect to tendered Shares) are actually received by the Depository.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, if and when we give oral or written notice to the Depository of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depository, which will act as agent for tendering Stockholders for the purpose of receiving payments from us and transmitting such payments to tendering Stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depository may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depository.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering Stockholder (or, in the case of Shares tendered by book-entry transfer into the Depository’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), in each case, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign in whole or in part from time to time to one or more direct or indirect wholly owned subsidiaries of Altair the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not validly withdrawn pursuant to the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. No alternative, conditional or contingent tenders will be accepted. In order for a Stockholder to validly tender Shares pursuant to the Offer, the Stockholder must follow one of the following procedures:

•

for Shares held as physical certificates, the Share Certificates, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date;

•

for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depository, in each case before the Expiration Date; or

•

for Shares tendered by a Notice of Guaranteed Delivery, the tendering Stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Date.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depository and forming a part of a Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Book-Entry Transfer. The Depository will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depository’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal) must, in any case, be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depository.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•

Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such Stockholder’s Shares are not immediately available or such Stockholder cannot deliver the Share Certificates and all other required documents to the Depository prior to the Expiration Date, or such Stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Date by the Depository as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal are received by the Depository within two NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier, emailed or mailed to the Depository and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depository by a participant by means of the confirmation system of DTC.

Shares delivered by a Notice of Guaranteed Delivery that have not been “received” (within the meaning of Section 251(h)(6) of the DGCL) by the Depository prior to the Expiration Time will not be counted by Purchaser toward the satisfaction of the Minimum Tender Condition and therefore it is preferable for Shares to be tendered by the other methods described herein.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering Stockholder. Shares will be deemed delivered only when actually received by the Depository (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering Stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering Stockholder’s representation and warranty that such Stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Offer Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances (other than those imposed by applicable securities laws) and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and us upon the terms and subject to the conditions to the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular Stockholder, whether or not similar defects or irregularities are waived in the case of other Stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depository, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment as Proxy. By executing the Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are validly withdrawn pursuant to the Offer, the tendering Stockholder will irrevocably appoint our designees, and each of them, as such Stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Stockholder’s rights with respect to the Shares tendered by such Stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such Stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such Stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of Stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Offer Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of Stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Stockholders.

Datawatch Options and Datawatch RSUs. The Offer is made only for outstanding Shares and is not made for any Datawatch Options or Datawatch RSUs.

Information Reporting and Backup Withholding. The purchase of the Shares is generally subject to information reporting by the Depository (as the payor) to the applicable tax authorities. Information disclosed on an applicable IRS Form W-8 by Non-United States Holders (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger”) to the IRS by the Depository may be disclosed to the local tax authorities of the Non-United States Holder under an applicable tax treaty or a broad information exchange agreement. Under the “backup withholding” provisions of U.S. federal income tax law, the Depository (as the payor) may be required to withhold and pay over to the IRS a portion (currently, 24%) of the amount of any payments made by Purchaser to a stockholder pursuant to the Offer. To prevent “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each Stockholder (including any

Stockholder that tenders Shares pursuant to the Offer pursuant to the book-entry transfer procedures described above in this Section 3) must provide the Depository with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Altair and the Depository). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign an appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained at www.irs.gov. See Instruction 8 set forth in the Letter of Transmittal and Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depository at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depository and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depository may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Withdrawals of tendered Shares may not be rescinded, and any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been validly withdrawn may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any Stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other Stockholders. None of us, the Depository, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to stockholders of Datawatch whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth in this discussion. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or the Merger or that any such contrary position would not be sustained by a court.

This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. This summary does not apply to any right to purchase capital stock of Altair and does not apply to holders who receive cash pursuant to the exercise of appraisal rights. The discussion applies only to stockholders of Datawatch that hold their Shares as capital assets within the meaning of the Code (generally, property held for investment purposes), and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, stockholders of Datawatch liable for the alternative minimum tax, banks, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, retirement plans, broker-dealers, S corporations, partnerships and other pass-through entities, trusts, persons that own or have owned more than 5% of any class of shares by vote or by value (whether actually or constructively), tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), stockholders of Datawatch that hold the Shares as qualified small business stock for purposes of Section 1045 and/or Section 1202 of the Code, stockholders of Datawatch who hold (actually or constructively) an equity interest in the Surviving Corporation immediately after the Merger, or United States Holders (as defined below) whose functional currency is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those discussed below. This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Offer or the Merger, or transactions pertaining to options that are cancelled and converted into the right to receive cash, as the case may be, in connection with the Offer or the Merger. In addition, this discussion does not address any aspect of U.S. federal gift or estate tax, the Medicare tax on net investment income or any state, local or foreign taxation, of the Offer and the Merger.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the tax treatment of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

United States Holders. For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual citizen of the United States;

•

an individual who is a resident of the United States, which generally refers to a non-U.S. individual who (i) is a lawful permanent resident of the United States, (ii) is present in the United States for, or in excess of, certain periods of time or (iii) makes a valid election to be treated as a U.S. resident;

•	a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, or of any state or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined by of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference, if any, between such United States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Each United States Holder should consult such United States Holder’s tax advisors regarding the manner in which any cash received pursuant to the Offer or the Merger would be allocated among the United States Holder’s respective different blocks of Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual and other non-corporate United States Holders is generally subject to U.S. federal income tax at preferential rates. Net capital losses may be subject to limits on deductibility.

Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 24%) unless the United States Holder provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Certain United States Holders (including corporations) generally are not subject to backup withholding. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depository, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depository. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Non-United States Holders. The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a Non-United States Holder of Shares. For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a United States Holder. Non-United States Holders are urged to consult their tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain from the receipt of cash in exchange for Shares in the Offer or the Merger unless:

•

the gain is “effectively connected” with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder’s permanent establishment in the United States), in which event (i) the Non-

United States Holder will be subject to U.S. federal income tax in the same manner as if it were a United States Holder (but such Non- United States Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9) and (ii) if the Non- United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

•

the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, in which event the Non-United States Holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares, net of certain losses; or

•

Datawatch is or has been a “United States real property holding corporation” for U.S. federal income tax purposes and the Non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of the Shares and such holder is not eligible for any treaty exemption. Datawatch has agreed to furnish to Altair on or before the Closing Date a certification stating that Datawatch is not and has not been a “United States real property holding corporation” during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and that no interest in Datawatch is a “United States real property interest,” although there can be no assurances in this regard.

A Non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger unless the Non-United States Holder certifies under penalties of perjury as to its non-U.S. status, generally by providing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), or otherwise establishing an exemption in a manner satisfactory to the Depository. Certain penalties may apply for failure to provide correct information. Each Non-United States Holder should complete, sign and provide to the Depository an applicable IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depository.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of exchanging their Shares for cash pursuant to the Offer or the Merger under any federal, state, local, non-United States or other tax laws.

6. Price Range of Shares; Dividends.

The Shares are listed and principally traded on the NASDAQ Capital Market under the symbol “DWCH.” The Shares have been listed on the NASDAQ since May 29, 1992.

The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the NASDAQ as reported on the NASDAQ(1):

	High	Low
Year Ended December 31, 2016:
First Quarter	$6.36	$3.10
Second Quarter	$5.69	$4.46
Third Quarter	$7.84	$5.28
Fourth Quarter	$8.00	$5.25
Year Ended December 31, 2017:
First Quarter	$8.85	$5.40
Second Quarter	$9.70	$6.95
Third Quarter	$11.98	$8.88
Fourth Quarter	$12.65	$8.57
Year Ending December 31, 2018
First Quarter	$12.35	$8.15
Second Quarter	$10.20	$8.05
Third Quarter	$14.20	$7.70
Fourth Quarter (through November 13, 2018)	$13.33	$8.79

(1)	Source: Nasdaq

According to Datawatch, as of the close of business on November 6, 2018 (A) 12,736,747 shares of Datawatch’s common stock were issued and outstanding, (B) 75,000 shares of Datawatch’s common stock were issuable pursuant to outstanding Datawatch Options with an exercise price less than the Offer Price, (C) 908,039 shares of Datawatch’s common stock were reserved for issuance upon settlement of outstanding Datawatch RSUs and (D) 185,000 shares of Datawatch’s common stock were issuable pursuant to outstanding Datawatch warrants with an exercise price (i.e., $11.54 per share) less than the Offer Price.

The Offer Price of $13.10 per Share represents an approximate:

•	35% premium to the closing price of the Shares on November 2, 2018, the last full trading day before we announced the execution of the Merger Agreement and the Offer; and

•	28% premium to the one month average stock price for the Shares for the 30-day period ending on November 2, 2018.

On November 2, 2018, the last trading day before we announced the execution of the Merger, the closing price of Shares reported on the NASDAQ was $9.69 per Share.

We encourage you to obtain a recent quotation for Shares before deciding whether to tender your Shares.

Datawatch has never declared or paid cash dividends with respect to the Shares. Under the terms of the Merger Agreement, Datawatch is not permitted to declare or pay any dividend in respect of the Shares without Altair’s prior written consent. See Section 11 — “The Merger Agreement; Other Agreements — Conduct of Business of Datawatch.”

7. Certain Information Concerning Datawatch.

Except as otherwise set forth in this Offer to Purchase, the information concerning Datawatch contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of us, Altair or the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Datawatch to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, Altair and the Information Agent.

General. Datawatch was incorporated on December 15, 1986, and is a Delaware corporation. The principal executive offices of Datawatch are located at 4 Crosby Drive, Bedford, Massachusetts 01730 and the telephone number is (978) 441-2200. Datawatch is engaged in the design, development, marketing, distribution and support of business computer software primarily for the self-service data preparation, predictive analytics and visual data discovery markets. Datawatch’s goal is to allow organizations to leverage data intelligence to fuel their business. Its principal product line of solutions includes the following: Datawatch Monarch™, Datawatch Swarm™, Datawatch Panopticon™ and Datawatch Angoss. Datawatch is listed on the NASDAQ Capital Market under the ticker symbol “DWCH.”

Available Information. Datawatch files annual, quarterly and current reports, proxy statements and other information with the SEC. Datawatch’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Datawatch files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Datawatch maintains a website at www.datawatch.com. These website addresses are not intended to function as hyperlinks, and the information contained on Datawatch’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

8. Certain Information Concerning Purchaser and Altair.

Purchaser. We are a Delaware corporation and a wholly owned subsidiary of Altair and were formed solely for the purpose of engaging in the transactions contemplated in the Merger Agreement, including the Offer and the Merger. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. Following the consummation of the Offer and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we will merge with and into Datawatch, with Datawatch continuing as the Surviving Corporation. Our principal executive offices are located at 1820 East Big Beaver Road, Troy, Michigan. Our business telephone number is (248) 614-2400.

Altair. Altair is a Delaware corporation. The business address of Altair is 1820 East Big Beaver Road, Troy, Michigan. The business telephone number for Altair is (248) 614-2400. Altair is a provider of enterprise-class engineering software enabling innovation across the entire product lifecycle from concept design to in-service operation. Altair transforms design and decision making by applying simulation, machine learning, and optimization throughout product lifecycles.

Additional Information. Certain information concerning the directors and executive officers of Altair is set forth in Annex A to this Offer to Purchase and certain information concerning our director and executive officers is set forth in Annex B to this Offer to Purchase.

Except as set forth elsewhere in this Offer to Purchase (including Section 10 — “Background of the Offer; Contacts with Datawatch,” Section 11 — “The Merger Agreement; Other Agreements,” Annex A and Annex B): (i) neither we nor Altair nor, to our knowledge or the knowledge of Altair after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, or any associate or affiliate of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of Datawatch, (ii) neither we nor Altair nor, to our knowledge or the knowledge of Altair after reasonable inquiry, any of the persons or entities referred to in clause (i) has effected any transaction in the Shares or any other equity securities of Datawatch during the 60-day period preceding the date of this Offer to Purchase, (iii) neither we nor Altair nor, to our knowledge or the knowledge of Altair after reasonable inquiry, any of the persons listed on Annex A or Annex B, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Datawatch, (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us and Altair, its subsidiaries or, to our knowledge or the knowledge of Altair after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Datawatch or any of its executive officers, directors or affiliates, on the other hand, (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between us, Altair, our or its subsidiaries or, to our knowledge or the knowledge of Altair after reasonable inquiry, any of the persons listed in Annex A and Annex B, on the one hand, and Datawatch or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between Altair or us or any of its or our respective executive officers, directors or affiliates, on the one hand, and Datawatch or any of its executive officers, directors or affiliates, on the other hand, and (vii) during the past five years, neither we nor Altair nor, to our knowledge or the knowledge of Altair after reasonable inquiry, any of the persons or entities listed in Annex A or Annex B, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we and Altair have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us and/or Altair with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Altair maintains a website at www.altair.com. These website addresses are not intended to function as hyperlinks, and the information contained on Altair’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

9. Source and Amount of Funds.

We estimate that we will need approximately $176 million to purchase all Shares pursuant to the Offer and the Merger, plus related fees and expenses. Altair, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. Altair expects to fund such cash requirements from its available cash on hand and a drawdown from its existing credit facility.

Effective October 31, 2018, Altair entered into the First Amendment to its Third Amended and Restated Credit Agreement (the “Amendment”), which amends the Third Amended and Restated Credit Agreement, dated as of October 18, 2017, by and among Altair, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, sole bookrunner and sole lead arranger (the “Amended and Restated Credit Agreement,” as amended by the Amendment, the “Loan Agreement”). Pursuant to the terms of the Amendment, the aggregate commitment amount of the lenders under the Amended and Restated Credit Agreement was increased from $100 million to $150 million (the “Credit Facility”). The Loan Agreement will mature on October 18, 2022.

The Loan Agreement will be secured by collateral including (i) substantially all of Altair’s properties and assets, and the properties and assets of its domestic subsidiaries but excluding any patents, copyrights, patent applications or copyright applications or any trade secrets or software products and (ii) pledges of the equity interests in all present and future domestic subsidiaries (subject to certain exceptions as provided for under the Amended and Restated Credit Agreement).

Borrowings under the Loan Agreement will bear interest at a rate per annum equal to an agreed upon applicable margin plus, at Altair’s option, either the Alternate Base Rate (defined as the greatest of (1) the Prime Rate (as defined in the Amendment) in effect on such day, (2) the Federal Funds Effective Rate (as defined in the Amended and Restated Credit Agreement) in effect on such day plus 1/2 of 1.00% or (3) the Adjusted LIBO Rate

(as defined in the Amended and Restated Credit Agreement) for a one month interest period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.00%). The interest rate amount under the Loan Agreement must at no point exceed the highest lawful rate.

Currently, Altair has not made any plans or arrangements to repay the Loan Agreement.

We do not believe that our financial condition is relevant to a decision by a holder of Shares whether to tender Shares and accept the Offer because: (i) the consummation of the Offer is not subject to any financing condition; (ii) the Offer is being made for all Shares solely for cash; (iii) if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and (iv) we, through Altair, will have sufficient funds, through cash on hand, to purchase all Shares validly tendered and not validly withdrawn pursuant to the Offer and to provide funding for the Merger.

10. Background of the Offer; Contacts with Datawatch.

The following contains a description of material contacts between representatives of Altair or Purchaser and representatives of Datawatch that resulted in the execution of the Merger Agreement. This description does not purport to catalogue every conversation of or among Altair, Datawatch, or their respective representatives and affiliates. Other than as described below, there have been no material contacts between Altair or Purchaser and Datawatch in the past two years. For a review of Datawatch’s activities relating to these contacts, please refer to Datawatch’s Schedule 14D-9 that will be filed with the SEC and mailed to all Datawatch stockholders together with this Offer to Purchase.

The board of directors of Altair as well as Altair’s executive management regularly evaluates various strategies to improve its competitive position and enhance value for Altair’s stockholders, including opportunities for acquisitions of other companies or their assets and potential partnership, licensing and collaboration relationships. At each regularly scheduled board meeting, the board reviews with management potential transactions that are under consideration by management. Datawatch was one of the companies that Altair management discussed with the board of directors of Altair as a possible acquisition opportunity for Altair.

On April 6, 2018, James Scapa, Chief Executive Officer of Altair, contacted a representative of RBC Capital Markets, LLC, Altair’s financial advisor (“RBCCM”), indicating that Altair was interested in a possible transaction with Datawatch and to inquire of RBCCM’s familiarity with, and request an introduction to, Datawatch.

On or about April 16, 2018, on Altair’s behalf, a representative of RBCCM contacted David Mahoney, Vice Chairman of Datawatch’s board of directors, by telephone to discuss the possibility of introducing Mr. Mahoney to Mr. Scapa in connection with Altair’s interest in Datawatch.

On April 16, 2018, at Altair’s request, a representative of RBCCM introduced Mr. Scapa to Mr. Mahoney by email, which resulted in an introductory telephone call between Messrs. Scapa and Mahoney on April 18, 2018. During their telephone conversation, Mr. Scapa informed Mr. Mahoney that Altair was interested in the data science and data preparation space and in learning more about Datawatch and inquired whether Datawatch might be interested in being acquired. Mr. Mahoney stated that he would connect Mr. Scapa with Michael Morrison, President and Chief Executive Officer of Datawatch, to discuss these matters further.

On April 27, 2018, Messrs. Scapa and Morrison had an introductory telephone call to discuss Datawatch’s business. Mr. Scapa expressed an interest in learning more about Datawatch.

On May 1, 2018, Datawatch presented a Swarm product demonstration by web conferencing to Altair.

On May 2, 2018, Mr. Scapa contacted Mr. Morrison by telephone and expressed again Altair’s interest in learning more about Datawatch. Mr. Morrison proposed that Datawatch management visit Altair’s headquarters in Troy, Michigan to meet with Altair management pursuant to an open agenda to provide Altair with a high-level overview of Datawatch’s business. Subsequently, Mr. Morrison transmitted a form of confidentiality agreement to Altair and introduced RBCCM and GCA Advisors, LLC, Datawatch’s financial advisor (“GCA”), by email.

On May 14, 2018, Altair and Datawatch entered into the Confidentiality Agreement (as defined below) to facilitate the communication of information to Altair and potentially the negotiation of a possible business combination involving Altair and Datawatch. The Confidentiality Agreement includes standstill provisions that terminate upon execution by Datawatch of a binding agreement with a party other than Altair to acquire Datawatch.

On May 18, 2018, a meeting was held at Altair’s headquarters in Troy, Michigan between management of Altair, including, among others, Mr. Scapa, Howard Morof, Chief Financial Officers of Altair, Sam Mahalingam, Chief Technical Officers of Altair, and Brett Chouinard, President and Chief Operating Officers of Altair, and management of Datawatch, including, among others, Mr. Morrison, James Eliason, Chief Financial Officer of Datawatch, and Rami Chahine, VP of Product Management of Datawatch. Representatives of RBCCM also attended the meeting telephonically. At the meeting, Datawatch provided a management presentation, including an overview of its markets, customers, products, product pipeline and employees, as well as an overview of its recently acquired Angoss business. Datawatch initiated data room access for Altair and its advisors the same day.

On May 25, 2018, Mr. Morrison contacted Mr. Scapa by telephone to follow-up on Altair’s interest in Datawatch. Mr. Scapa told Mr. Morrison that Altair maintained interest in Datawatch but that the timing was inopportune. Mr. Scapa indicated that Altair may revisit continued discussions in the future.

On July 16, 2018, Altair contacted the founder of Datawatch’s Panopticon Streaming Analytics product to learn more about that product.

On July 17, 2018, Altair contacted Jon Pilkington, Chief Products Officer of Datawatch, to learn more about product development.

On August 7, 2018, Altair received a market research presentation providing an overview of the data science and data preparation market from BARC Strategy Workshop, a market research firm previously engaged by Altair to conduct such study. One of the companies covered in the presentation was Datawatch. That same day, Mr. Scapa contacted Mr. Morrison by telephone and presented an oral, non-binding indication of interest on behalf of Altair to acquire Datawatch for $13.25 per share in cash, and indicated that a written indication of interest would follow.

On August 9, 2018, Altair transmitted a written, non-binding letter of intent to Datawatch at a price of $13.25 per share in cash with a request for exclusivity for an unspecified duration.

On August 14, 2018, at a regularly scheduled meeting of the Altair board of directors, the Altair management team briefed the Altair board of directors regarding Datawatch’s business and regarding communications between Datawatch and Altair.

On or about August 21, 2018, Datawatch contacted Altair to inform Altair that its initial letter of intent was unacceptable and that exclusivity would not be granted to Altair at that time. Altair was informed that its initial letter of intent omitted certain outstanding restricted stock units and warrants in calculating its price per share. At that point, Datawatch informed Altair that Datawatch planned to commence a bidding process and would transmit a bid process letter to interested parties.

On September 1, 2018, Mr. Morrison contacted Mr. Scapa by telephone to discuss his expectation to transmit the bid process letter later that day and Datawatch’s desire for Altair to increase the price per share in its indication of interest. Later that day, Altair received Datawatch’s bid process letter, which included a September 11, 2018 deadline for submission of indications of interest.

On September 10, 2018, a representative of GCA contacted a representative of RBCCM by telephone to request that Altair resubmit its letter of intent so that GCA would have a current version to present to Datawatch’s board of directors.

On September 12, 2018, Mr. Scapa contacted Mr. Morrison by telephone to indicate that Altair would submit a bid of $13.25 per share in cash based on the correct, fully-diluted capitalization of Datawatch and would only proceed if granted exclusivity. Altair also communicated that it would decline to participate further in the process if it were not granted exclusivity.

On or about September 13, 2018, Altair sent Datawatch an updated written, non-binding letter of intent, dated as of September 11, 2018, for a price of $13.25 per share in cash. Later that day Messrs. Scapa and Morrison held a telephone call during which Mr. Scapa indicated that Altair was considering other transactions and would decline to participate further if it were not granted exclusivity.

On September 15, 2018, at Altair’s direction, a representative of RBCCM held a telephone call with a representative of GCA and informed such GCA representative that Altair would be willing to provide a draft merger agreement issues list and identify priority due diligence items, but not increase its bid price from $13.25 per share in cash.

On September 16, 2018, Messrs. Scapa and Morrison held a telephone call during which Mr. Scapa asked whether inclusion of Altair’s Class A common stock as a component of the offer by Altair would assist in making the bid price acceptable to Datawatch’s board of directors.

On September 17, 2018, Messrs. Scapa and Morrison held a telephone call during which Mr. Scapa relayed a revised proposal from Altair of $12.00 per share in cash and 500,000 shares of Altair’s Class A common stock, for a total per share price of approximately $13.41 based on Altair’s then current share price.

On September 18, 2018, a representative of GCA held a telephone call with a representative of RBCCM during which such GCA representative relayed Datawatch’s request that Altair increase its proposed purchase price from $13.25 per share in cash to $13.50 per share in cash with exclusivity granted upon receiving acceptable feedback from Altair on a draft merger agreement that had been prepared by Datawatch. Representatives of RBCCM thereafter informed Altair of the conversation with GCA. Later that day, Messrs. Scapa and Morrison held a telephone call during which Mr. Scapa indicated that Altair would submit a written, non-binding letter of intent for $13.50 per share in cash with exclusivity to be granted subject to its feedback on the draft merger agreement being acceptable to Datawatch.

On September 19, 2018, GCA uploaded the draft disclosure schedules to the draft merger agreement to the data room.

On September 20, 2018, Altair provided a draft exclusivity agreement to Datawatch. That same day, Lowenstein Sandler LLP, Altair’s external legal advisor (“Lowenstein”), contacted Richards Layton & Finger, PA and arranged for that firm to serve as Delaware counsel to Altair.

On September 21, 2018, Altair and Datawatch entered into a written non-binding letter of intent, dated September 19, 2018 (the “Executed Letter of Intent”), pursuant to which Altair proposed to acquire Datawatch for approximately $182 million in cash consideration (amounting to approximately $13.50 per share in cash). The letter of intent was subject to a number of conditions, including completion of due diligence, negotiation of definitive documents and approval of Altair’s board of directors. That same day, representatives of Altair provided high-level comments on the previously provided draft merger agreement.

On September 23, 2018, Choate Hall & Stewart LLP, Datawatch’s external legal advisors (“Choate”), and GCA provided comments to Altair and its advisors on the exclusivity agreement and requested more detailed comments on the previously provided draft merger agreement.

On September 24, 2018, Lowenstein provided Datawatch and Choate with additional comments on the merger agreement. After review and discussion of these comments by Datawatch, GCA and Choate, GCA provided feedback to representatives of Altair and indicated that Datawatch was prepared to execute the exclusivity agreement with Altair.

On September 26, 2018, Altair and Datawatch entered into the exclusivity agreement, dated as of September 24, 2018, pursuant to which Datawatch agreed to exclusively negotiate with Altair with respect to the acquisition of all of the outstanding shares of Datawatch common stock. That same day, senior representatives of Altair and Datawatch engaged in a due diligence call.

On September 27, 2018, Datawatch provided a revised draft of the disclosure schedules to the draft merger agreement to Altair.

On October 4, 2018, Lowenstein transmitted detailed comments on the previously provided draft merger agreement to Choate.

On October 9, 2018, Lowenstein transmitted a draft form of tender and support agreement to Choate.

On October 11, 2018, Messrs. Scapa, Chouinard and Mahalingam visited Angoss’ offices in Toronto, Canada, where they met with Messrs. Morrison and Chahine and Serguei Lomovtsev, VP of Product Engineering of Datawatch and Mamdouh Refaat, Chief Data Scientist of Datawatch.

On October 12, 2018, meetings were held at Datawatch’s Bedford, Massachusetts office between management of Altair, including, among others, Messrs. Scapa, Morof, Chouinard and Mahalingam, and management of Datawatch, including, among others, Messrs. Morrison, Eliason and Chahine and Martin Gerow, Corporate Controller of Datawatch, Ken Tacelli, Chief Operating Officer of Datawatch, Jon Pilkington, Chief Products Officer of Datawatch, and Brigid MacDonald, Vice President of Human Resources of Datawatch, with representatives from KPMG, LLP, RBCCM and GCA also in attendance. In a morning meeting devoted primarily to finance and accounting issues, senior management of Datawatch made presentations and responded to questions regarding Datawatch’s finances, organizational structure and month-end close process. The teams also discussed due diligence questions. Later that day, a second meeting was held at the Archer Hotel in Burlington, Massachusetts, to discuss a business update with a larger group, including senior sales representatives from Datawatch. Representatives of Datawatch presented an overview of Datawatch’s sales organization and marketing operations. That same day, Choate transmitted comments on the draft merger agreement and the draft tender and support agreement to Lowenstein.

Between October 15, 2018 and November 5, 2018, representatives of Altair and its advisors and Datawatch and its advisors negotiated the merger agreement and the form of tender and support agreement, and drafts of these agreements were exchanged. Concurrent with the negotiation of the draft merger agreement, Altair engaged in a series of due diligence meetings with Datawatch and otherwise worked to complete its due diligence review of Datawatch. Among the issues considered by Altair was a pending tax proceeding and the potential for an additional tax liability being incurred by Datawatch.

On October 21, 2018 and October 22, 2018, Messrs. Scapa and Chouinard visited Datawatch’s Stockholm, Sweden office. They met with Messrs. Morrison and Chahine, as well as various members of senior management from the Stockholm office, including, among others, Ludvig Sandman, Vice President, Product Development of Datawatch, Peter Simpson, Vice President of Streaming Analytics of Datawatch, and Stefan Odelfalk, Senior Software Developer of Datawatch, and various members of Datawatch’s development team from Belarus. While in Stockholm, Messrs. Scapa and Morrison discussed the potential tax liability. On October 22, 2018, Altair suggested the possibility of paying a portion of the purchase price on a deferred basis, subject to the favorable resolution of the tax matter.

On October 25, 2018, Mr. Mahalingam contacted Mr. Chahine by telephone to discuss various technical due diligence matters related to product quality and stability.

On October 29, 2018, Mr. Scapa contacted Mr. Morrison by telephone to discuss the potential tax liability and the possibility of reducing Altair’s proposed purchase price to account for the identified potential tax exposure.

On October 30, 2018, Mr. Scapa relayed to Mr. Morrison Altair’s proposal for a $7 million reduction in the proposed purchase price to account for the identified tax exposure. Datawatch and Altair engaged in further discussions regarding this matter.

On November 1, 2018, Messrs. Scapa and Morrison held a telephone call to discuss again the potential tax exposure identified by Altair and, after further discussion, Mr. Morrison agreed to present to Datawatch’s board of directors a further revised proposal from Altair for a proposed purchase price reduction by $5.5 million, or $0.40 per share, subject to the resolution of certain identified key material terms in the merger agreement in a manner satisfactory to Datawatch.

On November 3, 2018, Datawatch informed Altair that Datawatch’s board of directors unanimously had approved the Merger Agreement.

On November 4, 2018, Altair’s board of directors met with members of Altair’s management and representatives of Altair’s legal and financial advisors in attendance, to review the Merger Agreement and the Tender and Support Agreement. Management reviewed with Altair’s board of directors its views regarding short-term and long-term strategies for Datawatch and the significance of Datawatch’s areas of expertise to Altair’s and Datawatch’s existing and potential customer bases. Management also reviewed with Altair’s board of directors its financial analysis of the transaction and its plans for funding the transaction from existing cash resources and a draw-down on Altair’s credit facility. Management and Lowenstein described the due diligence process undertaken by Altair and its advisors. Lowenstein reviewed with Altair’s board of directors the material provisions of the definitive merger agreement and the tender and support agreement, copies of which previously had been circulated to Altair’s board of directors. Lowenstein also reviewed with Altair’s board of directors the negotiating history of the transaction and the resolution of open points since the board had last been briefed. RBCCM discussed with Altair’s board of directors certain financial aspects of the proposed transaction. After full discussion and after Lowenstein reviewed with the members of Altair’s board of directors their fiduciary obligations, Altair’s board of directors unanimously approved the Merger Agreement and the form of tender and support agreement and the transactions contemplated thereby, including the Offer and the Merger.

On the morning of November 5, 2018, Datawatch, Altair and Purchaser executed the Merger Agreement and related documents, including the tender and support agreements. Subsequently and prior to the opening of trading of Shares on NASDAQ that same day, Altair and Datawatch issued a joint press release announcing the execution of the Merger Agreement.

The closing price per Share on November 2, 2018, the last trading day before the Merger Agreement was executed, was $9.69.

On November 14, 2018, Altair and Purchaser commenced the Offer.

11. The Merger Agreement; Other Agreements.

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchaser and Altair — Available Information.” stockholders of Datawatch and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Altair, us and Datawatch or any of their or our respective affiliates contained in this Offer to Purchase or in their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Altair, us and Datawatch or any of their or our respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Altair, us and Datawatch were qualified and subject to important limitations agreed to by Altair, us and Datawatch in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in disclosure letters that were provided by each party to the other but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that we will (and Altair will cause us to) commence the Offer as promptly as practicable after (and in any event within ten business days of, or such later date as the parties may agree) the date of the Merger Agreement, provided that Datawatch timely provides to Altair and us all information concerning Datawatch and its subsidiaries and stockholders that may be required for our commencement of the Offer. Subject to the satisfaction of the Minimum Condition and the Regulatory Condition and the satisfaction or waiver by us of the other customary conditions that are described in Section 15 — “Conditions to the Offer,” we will (and Altair will cause us to) consummate the Offer as soon as practicable after the Expiration Date, and promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer. The initial Expiration Date will be midnight, Boston time, on December 12, 2018 (one minute after 11:59 P.M., Boston time, on December 12, 2018).

Terms and Conditions of the Offer

Our obligations to accept for payment, and pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer are subject to the conditions set forth in Section 15 — “Conditions to the Offer.” The Offer conditions are for the sole benefit of Altair and us, and we or Altair may waive, in whole or in part, any condition to the Offer, other than the Minimum Condition and the Regulatory Condition, at any time and from time to time, in our or its sole discretion, provided that we and Altair may not, without the prior written consent of Datawatch, (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) amend, modify or supplement any of the terms of the Offer or conditions to the Offer in a manner that adversely affects holders of Shares in their capacity as such, (v) impose additional conditions to the Offer, (vi) amend or modify the Minimum Condition or (vii) terminate the Offer (other than in connection with termination of the Merger Agreement pursuant to Article VII thereof) or accelerate, extend or otherwise change the Expiration Date in a manner other than pursuant to and in accordance with the Merger Agreement.

Extensions of the Offer

The Merger Agreement provides that, unless the Merger Agreement has been terminated in accordance with its terms, we are required to extend the Offer (i) at the request of Datawatch, for one or more consecutive periods of not more than ten business days each, or such longer period as Altair and Datawatch may agree, but not beyond the End Date, in order to permit the satisfaction of all remaining conditions to the Offer (subject to our and Altair’s right to waive any condition to the Offer (other than the Minimum Condition and the Regulatory Condition, which we and Altair may not waive) in accordance with the Merger Agreement), if at any scheduled Expiration Date any condition to the Offer has not been satisfied or waived, provided that if, at any then-scheduled Expiration Date, the sole unsatisfied condition to the Offer is the Minimum Condition, we are only required (but will have the right, in our sole discretion) to extend the Offer for a single period equal to the shorter of (A) 20 business days and (B) the number of business days remaining prior to the End Date, (ii) for one or more consecutive periods of not more than ten business days each, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act or any applicable foreign antitrust will have expired or been terminated, and (iii) for any period required by any law, any interpretation or position of the SEC or the staff thereof or any the rules or regulations of NASDAQ applicable to the Offer. The Merger Agreement provides that we are not required to extend the Offer beyond the End Date.

Datawatch Board Recommendation

The Datawatch Board has unanimously (i) determined that the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement are in the best interests of the Datawatch stockholders, (ii) resolved that the Merger will be effected under Section 251(h) and other relevant provisions of the DGCL, (iii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated in the Merger Agreement in accordance with the requirements of the DGCL, and (iv) resolved to recommend that the stockholders of Datawatch accept the Offer and tender their Shares to Purchaser pursuant to the Offer (the “Datawatch Board Recommendation”).

The Merger

The Merger Agreement provides that, as soon as practicable following the consummation of the Offer, subject to the terms and conditions of the Merger Agreement, and in accordance with Section 251(h) of the DGCL, at the Effective Time:

•	we will be merged with and into Datawatch and, as a result of the Merger, our separate corporate existence will cease;

•	Datawatch will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of Altair; and

•

all of our rights, privileges, immunities, powers and franchises and those of Datawatch will vest in Datawatch as the Surviving Corporation, and all of our liabilities, obligations and restrictions and those of Datawatch will become the liabilities, obligations and restrictions of Datawatch as the Surviving Corporation.

Application of Section 251(h) of the DGCL. The Merger will be governed by Section 251(h) of the DGCL. Accordingly, after the consummation of the Offer, Altair, we and Datawatch have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable (but in any event within one business day of the date on which the Offer Acceptance Time occurs) without a meeting of Stockholders in accordance with Section 251(h) of the DGCL.

Certificate of Incorporation; Bylaws. At the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws, (i) the certificate of incorporation of the Purchaser as in effect immediately prior to the Effective Time, as amended in accordance with the terms of the Merger Agreement, will be the certificate of incorporation of the Surviving Corporation and (ii) the bylaws of the Purchaser in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation.

Changes of Directors and Officers in Connection with the Merger. The Merger Agreement provides that, from and after the Effective Time, until successors are duly appointed or elected, as applicable, and qualified, or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, (i) our officers immediately prior to the Effective Time will be the officers of the Surviving Corporation and (ii) our director immediately prior to the Effective Time will be the director of the Surviving Corporation. As of the date of this Offer to Purchase, James R. Scapa, Howard N. Morof, Steven Rivkin and Raoul Maitra are officers of Purchaser, and James R. Scapa is the sole director of Purchaser. We have no other directors or officers as of such date.

Merger Closing Conditions. Our obligations and the obligations of Altair, on the one hand, and the obligations of Datawatch, on the other hand, to effect the Merger are each subject to the satisfaction of both of the following conditions:

•

no temporary restraining order, preliminary or permanent injunction or other order preventing, restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger will have been issued by any governmental body of competent jurisdiction and remaining in effect, and there will be no applicable law enacted or deemed applicable to the Merger that makes consummation of the Offer or the Merger illegal; and

•	we will have accepted for payment and paid for all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

Merger Consideration. At the Effective Time, each Share then issued and outstanding (other than Shares (i) owned by stockholders who are entitled to demand and properly demand appraisal in accordance with Section 262 of the DGCL in connection with the Merger, as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights,” (ii) then owned by Datawatch or owned both at the commencement of the Offer and at the Effective Time by any wholly owned subsidiary of Datawatch or (iii) irrevocably accepted for purchase in the Offer or owned both at the commencement of the Offer and at the Effective Time by Altair, Purchaser or any other wholly owned subsidiary of Altair and in each case not held on behalf of third parties, which Shares will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will be converted into the right to receive the Offer Price, without interest (the “Per Share Merger Consideration”) and less any applicable withholding taxes.

Payment for Shares. Altair will promptly on or after the Expiration Date accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) and pay for all Shares validly tendered pursuant to the Offer and not validly withdrawn prior to the Offer Acceptance Time. Altair has designated American Stock Transfer & Trust Company, LLC to act both as agent (in such capacity, the “Depository Agent”) for the holders of Shares to receive the funds to which holders of such Shares will become entitled pursuant to the Offer and to act as agent (in such capacity, the “Paying Agent”) for the holders of Shares to receive the payment of the aggregate Per Share Merger Consideration in accordance with the Merger Agreement. Altair will deposit or cause to be deposited with the Paying Agent, at or prior to the Offer Acceptance Time, the cash necessary to pay for the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to such Letter of Transmittal.

Promptly after the Effective Time (and in no event later than five business days thereafter), Altair and the Surviving Corporation will cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares and whose Shares were converted into the right to receive the Per Share Merger Consideration a Letter of Transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Share Certificates will pass, only upon proper delivery of the Share Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of Share Certificates or non-certificated Shares represented by book-entry (“Book-Entry Shares”).

The Paying Agent will promptly pay the consideration payable in the Merger to the holders of Shares that were converted into the right to receive the Per Share Merger Consideration only upon (i) surrender to the Paying Agent of a Share Certificate for Shares held in certificate form (or an effective affidavit of loss in lieu thereof) or confirmation (in the Letter of Transmittal) of the transfer of Book-Entry Shares, together with a duly completed and validly executed Letter of Transmittal in accordance with the instructions therein, and such other documents as may be reasonably required pursuant to such instructions or (ii) delivery to the Paying Agent of an Agent’s Message in respect of Book-Entry Shares (or such other evidence, if any, of transfer as the Paying Agent may reasonably request). Each Share Certificate or Book-Entry Share so surrendered will forthwith be cancelled. Interest will not be paid or accrue in respect of the consideration payable in the Merger. The Surviving Corporation will reduce the amount of any consideration payable in the Merger paid to the Stockholders by any applicable withholding taxes.

If any payment of any Per Share Merger Consideration is to be made to a person other than the person in whose name the applicable surrendered Share Certificate is registered, such payment will only be made if such Share Certificate has been properly endorsed or otherwise is in proper form for transfer and if the person requesting such payment pays any transfer or other similar taxes required by reason of the making of such cash payment to a person other than the registered holder of the surrendered Share Certificate or provides evidence that such tax has been paid or is not payable to the satisfaction of the Surviving Corporation, Altair and the Paying Agent. Payment of the Per Share Merger Consideration payable in the Merger with respect to Book-Entry Shares will be made only to the person in whose name such Book-Entry Shares are registered.

At any time following the one year anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Share Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar law) only as general creditors thereof with respect to any consideration payable in the Merger that may be payable upon due surrender of the Share Certificates or Book-Entry Shares held by them. However, none of us, Altair or Datawatch will be liable to any holder of Shares for any consideration payable in the Merger delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

The transmittal instructions will include instructions if the Stockholder has lost a Share Certificate or if it has been stolen or destroyed. The Stockholder will be required to provide an affidavit with respect thereto, which will include an agreement to indemnify, defend and hold harmless Altair, the Surviving Corporation and the Paying Agent from and against all claims, counsel fees, expenses and liabilities which each may incur in connection with the failure of any statement set forth in such affidavit to be accurate. Additionally, if required by Altair, such Stockholder will post a bond in customary amount as indemnity against any claim that may be made against it in respect of such Share Certificate.

Treatment of Datawatch Equity Awards and Datawatch Stock Plans

Datawatch Options. At the Effective Time, each Datawatch Option that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, will automatically terminate and be cancelled and converted into the right to receive, without interest, an amount in cash (less applicable tax withholdings) equal to the product of (i) the excess, if any, of (A) the Offer Price over (B) the per share exercise price for such Datawatch Option, multiplied by (ii) the total number of Shares underlying such Datawatch Option as of immediately prior to the Effective Time (such payment, the “Option Payment Amount”), and the holder of such

Datawatch Option will have no further rights with respect thereto except to receive the Option Payment Amount. No cash amount will be payable with respect to a Datawatch Option, if any, that has a per share exercise price that is equal to or exceeds the Offer Price, and any such Datawatch Option will be cancelled and terminated at the Effective Time without any payment or delivery being made in respect thereof, and the holder of any such Datawatch Option will have no further rights with respect thereto. The Surviving Corporation will, and Altair will cause the Surviving Corporation to, pay the Option Payment Amount to each holder of a Datawatch Option in a lump sum, less any taxes withheld, through the Surviving Corporation’s payroll system or by check no later than the first payroll period after the Effective Time.

Datawatch RSUs. At the Effective Time, each Datawatch RSU that is outstanding and vested immediately prior to the Effective Time (after giving effect to any vesting thereof upon completion of the Merger) will automatically and without any required action on the part of the holder thereof, be cancelled and instead represent solely the right to receive, without interest, an amount in cash (less any tax withholdings) equal to the product of (i) the Offer Price multiplied by (ii) the total number of Shares that would otherwise have been issuable upon settlement of the vested portion of such Datawatch RSU (such payment, the “Vested RSU Payment Amount”), and the holder of such Datawatch RSU will have no further rights with respect thereto except to receive the Vested RSU Payment Amount. The payment of the Vested RSU Payment Amount, if any, will be payable (without any crediting of interest for the period from the Effective Time through the date of payment) by Altair in a lump sum through Datawatch’s payroll system or by check on the first regular payroll date after the Effective Time, subject to applicable tax withholding requirements.

At the Effective Time, each Datawatch RSU that is outstanding and will not by its terms vest as of the Effective Time (after giving effect to any vesting thereof upon completion of the Merger) will automatically be converted into and become a substitute right to receive, without interest, an amount in cash (less any tax withholdings) equal to the product of (i) the Offer Price multiplied by (ii) the total number of Shares underlying the unvested portion of such Datawatch RSU (such payment, the “Unvested RSU Consideration”). The payment of the Unvested RSU Consideration, if any, with respect to such substitute right will be payable by Altair in a lump sum through the Surviving Corporation’s payroll system or by check on or after the date that such Datawatch RSU would have otherwise vested in accordance with its terms (and in any event not later than the earlier of (1) December 31st of the year during which such vesting date occurs or (2) the first regular payroll date following the date of termination for any such employee) but, subject to certain vesting terms, only if such conditions to vesting are satisfied prior to such vesting date.

Representations and Warranties

The Merger Agreement contains representations and warranties of Altair, us and Datawatch.

Some of the representations and warranties in the Merger Agreement made by Datawatch are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, any change, event, occurrence or effect will be deemed to have a “Material Adverse Effect” if such change, event, occurrence or effect, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the assets, liabilities, business, financial condition or results of operations of Datawatch and its subsidiaries, taken as a whole, or (ii) the ability of Datawatch to consummate the Offer, the Merger and the other transactions contemplated in the Merger Agreement. However, for purposes of the foregoing clause (i), no adverse effect resulting from or arising out of the following will constitute, or be considered in determining whether there has been or would be, a Material Adverse Effect:

a.	the announcement of the Offer or the Merger;

b.	the identity of Altair or any of its affiliates as the acquirer of Datawatch;

c.	general economic, financial market or political conditions;

d.	general conditions in the industry in which Datawatch and its subsidiaries operate;

e.	any changes (after the date of the Merger Agreement) in GAAP or applicable law (or interpretations thereof);

f.

any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of the Merger Agreement;

g.

any failure by Datawatch to meet internal or analysts’ estimates or projections, performance measures, operating statistics or revenue or earnings predictions for any period or a decline in the price or trading volume of Shares (provided, however, that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be taken into account in determining whether a Material Adverse Effect has occurred); or

h.

the taking of any specific action, or refraining from taking any specific action, in each case at the written request or with the written approval of Altair following the date of the Merger Agreement and not otherwise expressly required in the Merger Agreement;

provided, further, in the case of clauses (c) through (f) above, such effect may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect has had or would reasonably be expected to have a disproportionate adverse effect on Datawatch and its subsidiaries, taken as a whole, as compared to other participants in the industry in which Datawatch and each of its subsidiaries, collectively, operate, in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect.

In the Merger Agreement, Datawatch has made customary representations and warranties to Altair and us with respect to, among other things:

•	the due organization, valid existence, good standing and qualification to do business of Datawatch and its subsidiaries;

•	the delivery of charter and other organizational documents of each of Datawatch and its subsidiaries;

•	Datawatch’s capitalization;

•	Datawatch’s SEC filings and financial statements;

•	the absence of certain changes or events;

•	real property and title to assets;

•

intellectual property matters, including, to the knowledge of Datawatch, the ownership or right to possess intellectual property necessary and material to conduct the Datawatch business, the validity and enforceability of Datawatch intellectual property rights and the absence of infringement of intellectual property rights of others;

•	material contracts and the absence of any defaults under material contracts;

•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws and regulatory requirements;

•	compliance with certain anti-corruption and anti-bribery laws;

•	compliance with applicable privacy and information security laws;

•	tax matters, including filings of tax returns and payment of taxes;

•	employee benefit matters, including the status of employee benefit plans;

•	labor matters;

•	environmental matters;

•	the absence of certain undisclosed transactions with affiliates;

•	the absence of any litigation or other legal proceedings, actions, investigations, orders or settlements;

•

the corporate authority and power of Datawatch to perform its obligations under the Merger Agreement, and the Datawatch Board passing resolutions effecting the Datawatch Board Recommendation and, if necessary, adopting resolutions causing state takeover laws to be inapplicable to the Merger;

•	the Datawatch Board taking actions so that the restrictions applicable to business combinations in Section 203 of the DGCL are inapplicable to the Offer and the Merger;

•	the inapplicability of a Stockholder vote required to authorize or adopt the Merger Agreement or to consummate the transactions contemplated in the Merger Agreement;

•

the absence of any conflict between the execution of the Merger Agreement and the consummation of the transactions contemplated in the Merger Agreement, on the one hand, and applicable laws or the organizational or governing documents or certain agreements of Datawatch and its subsidiaries, on the other hand;

•	the governmental authorizations necessary in connection with Datawatch’s performance of its obligations under the Merger Agreement;

•	the receipt by the Datawatch Board of a fairness opinion from its financial advisor, GCA Advisors, LLC;

•	the parties entitled to financial advisory fees based on Datawatch’s arrangements in connection with the transactions contemplated in the Merger Agreement;

•

the accuracy of information supplied by Datawatch for inclusion in this Offer to Purchase and the other exhibits to the Schedule TO, and the absence of material untrue statements or omissions in the Schedule 14D-9;

•

proper payment, grant, and calculation of all amounts payable to holders of Datawatch equity interests pursuant to the Datawatch Stock Plan, and taking of actions by the Compensation and Stock Committee of the Datawatch Board (the “Compensation Committee”) necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to such arrangements;

•	material customer and supplier contracts; and

•	insurance coverage.

In the Merger Agreement, we and Altair have made customary representations and warranties to Datawatch with respect to, among other things:

•	the due incorporation, valid existence, good standing and qualification to do business of Altair and us;

•	that we were formed for the purpose of engaging in the transactions contemplated in the Merger Agreement;

•	the corporate authority and power of Altair and us to perform our obligations under the Merger Agreement;

•

the absence of any conflict between the execution of the Merger Agreement and the consummation of transactions contemplated in the Merger Agreement, on the one hand, and applicable laws or the organizational or governing documents or certain agreements of Altair or us, on the other hand;

•

the accuracy of information supplied by Altair and us for inclusion in the Schedule 14D-9, and the absence of material untrue statements or omissions in this Offer to Purchase and the other exhibits to the Schedule TO;

•	availability of funds necessary to perform Altair’s and our respective obligations under the Merger Agreement, including the payment of the aggregate Offer Price;

•	ownership of Shares by Altair or us;

•	the absence of any litigation against Altair or us pertaining to the Offer or the Merger;

•

except for certain listed exceptions, the absence of any arrangements or understandings (i) with any executive officers, directors, affiliates or other stockholders of Datawatch that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act or (ii) pursuant to which any stockholder of Datawatch would be entitled to receive consideration of a different amount or nature than the Offer Price or Merger Consideration or pursuant to which any stockholder of Datawatch agrees to tender such stockholder’s Shares in the Offer or agrees to vote against or not otherwise support any Superior Proposal;

•	parties entitled to financial advisory fees based on Altair’s and our arrangements in connection with the transactions contemplated in the Merger Agreement; and

•	conduct by Altair and us of our own independent investigations and analyses of the business, operations, assets, liabilities, results of operations and condition of Datawatch and its subsidiaries.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business of Datawatch

The Merger Agreement provides that, except as expressly provided or permitted pursuant to the Merger Agreement, or as consented to in writing by Altair (which consent will not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), Datawatch will, and will cause each of its subsidiaries to, act and carry on its business in the ordinary course of business and use their respective commercially reasonable efforts to (i) maintain and preserve its and each of its subsidiaries’ business organizations, assets and properties, (ii) preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it and (ii) timely file all material tax returns and pay all taxes shown as due on such tax returns or that are otherwise required to be paid by or on behalf of Datawatch or any of its subsidiaries, other than those contested in good faith by Datawatch with the prior written consent of Altair, which consent will not be unreasonably withheld.

In addition, during the Pre-Closing Period, except as expressly provided or permitted pursuant to the Merger Agreement, Datawatch will not, and will not permit any of its subsidiaries to, directly or indirectly, take any of the following actions without the prior written consent of Altair (which consent will not be unreasonably withheld, conditioned or delayed):

a.

(i) declare, set aside or pay any dividends (whether in cash, securities or other property) on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Datawatch to its parent); (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of clause (iii), for the acquisition of shares of common stock of Datawatch from former employees, directors and consultants in accordance with agreements in effect on the date of the Merger Agreement and set forth in schedules disclosed to Altair prior to execution of the Merger Agreement providing for the repurchase of shares at their original issuance price in connection with any termination of services to Datawatch or any of its subsidiaries;

b.

except as permitted by section (j) below, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of common stock of Datawatch upon the exercise of Datawatch Stock Options or the vesting of Datawatch RSUs outstanding on the date of the Merger Agreement in accordance with the terms of equity award agreements in effect on the date of the Merger Agreement, access to which has been provided to Altair);

c.

amend or propose to amend the Datawatch amended and restated certificate of incorporation or amended and restated bylaws, each as in effect on the date of execution of the Merger Agreement or, with respect to any subsidiary, its certificate of incorporation, bylaws or other comparable charter or organizational documents;

d.

acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) except in the ordinary course of business, any assets that are material, in the aggregate, to Datawatch and its subsidiaries, taken as a whole;

e.

sell, lease, sublease, license, sublicense, mortgage, pledge, surrender, encumber, divest, cancel, waive, abandon or allow to lapse or expire, assign, transfer or dispose of, covenant not to assert, or create or incur any encumbrance (other than a permitted encumbrance) on, any properties, assets, interests or rights (including Datawatch’s intellectual property) of Datawatch or any of its subsidiaries, other than (i) pursuant to non-exclusive licenses in the ordinary course of business, (ii) pursuant to contracts existing as of the date of the Merger Agreement and disclosed to Altair prior to the execution of the Merger Agreement or (iii) in the ordinary course of business;

f.

other than in the ordinary course of business, terminate, cancel or require any material change in, or agree to any material change in, any material contract or enter into or amend any contract, agreement, commitment or arrangement that would have constituted a material contract if such had existed as of the date of the Merger Agreement;

g.	adopt or implement any stockholder rights plan;

h.

(i) incur any indebtedness or guarantee any indebtedness of another person (other than up to $200,000 pursuant to existing credit facilities in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Datawatch or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of Datawatch and its subsidiaries in the ordinary course of business, or pursuant to the advancement provisions contained in Datawatch’s amended and restated certificate of incorporation or amended and restated bylaws, each as in effect on the date of the Merger Agreement, or pursuant to any of those certain indemnification agreements between Datawatch and each of its non-employee directors as in effect on the date of the Merger Agreement) or capital contributions to, or investment in, any other person, other than Datawatch or any of its direct or indirect wholly-owned subsidiaries, provided, however, that Datawatch may continue to make investments in accordance with its investment policy as in effect on the date of the Merger Agreement (a copy of which was made available to Altair), or (iv) other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect Datawatch or its subsidiaries against fluctuations in commodities prices or exchange rates;

i.

make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or estimate;

j.

except as required to comply with applicable law or agreements, plans or arrangements existing on the date of the Merger Agreement, (i) establish, adopt, enter into, terminate, amend or accelerate any rights under (x) any employment, change in control, severance or similar agreement or employee benefit plan (or any plan, agreement, program or arrangement that would be an employee benefit plan if it were in existence as of the date of the Merger Agreement) for the benefit or welfare of any current or former director, officer, employee or consultant or (y) any collective bargaining agreement, (ii) increase the compensation or benefits of, or pay any bonus (including without limitation any transaction-related bonus) to, any directors or officers of Datawatch or its subsidiaries, (iii) with respect to non-director and non-officer employees of Datawatch or its subsidiaries, (A) increase the compensation to any such person other than in the ordinary course of business, (B) materially increase any such person’s benefits or (C) pay any bonus to any such person (including, without limitation, any transaction-related bonus), (iv) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock units other than as contemplated in the Merger Agreement, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, restricted stock units, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, (vi) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan, (vii) promote any officer or employee, except in the ordinary course of business or as a direct result of the termination or resignation of any officer or employee, or (viii) hire any new employee of Datawatch or any subsidiary outside the ordinary course of business;

k.

other than in the ordinary course of business or as required by applicable law, (i) make any change (or file any such change) in any method of tax accounting or any annual tax accounting period, (ii) make, change or rescind any tax election, (iii) settle or compromise any tax liability or consent to any claim or assessment relating to taxes, in each case, that require payment by Datawatch or any of its subsidiaries in settlement or compromise of amounts that, individually or in the aggregate, exceed, when coupled with amounts paid in settlement pursuant to the exception set forth below in clause (l)(ii)(A), $250,000, (iv) file any amended tax return or claim for refund, (v) enter into any closing agreement relating to taxes or (vi) waive or extend the statute of limitations in respect of taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Altair, Datawatch or any of their respective subsidiaries;

l.

initiate, compromise or settle any material litigation or arbitration proceeding (other than (i) in connection with the enforcement of Datawatch’s rights under the Merger Agreement or (ii) settlements or compromises that (A) require payment by Datawatch or any of its subsidiaries in settlement or compromise of amounts that do not, individually or in the aggregate, exceed, when coupled with amounts paid in settlement pursuant to the exception set forth above in clause (k)(iii), $250,000, and (B) do not (i) involve any material injunctive or equitable relief, (ii) impose restrictions that are material to the business of Datawatch and its subsidiaries, taken as a whole, (iii) involve intellectual property owned, leased or licensed by Datawatch or its subsidiaries or (iv) involve any acquisition or disposition of any business or assets outside the ordinary course of business;

m.

with respect to Datawatch’s intellectual property, (i) sell, assign, license, sublicense, encumber, impair, abandon, fail to diligently maintain, covenant not to assert, transfer or otherwise dispose of any material right, title or interest of Datawatch or any of its subsidiaries in any material intellectual property of Datawatch, other than granting non-exclusive licenses to such intellectual property in the ordinary course of business, (ii) extend, amend, waive, cancel or modify any rights in or to the material intellectual property of Datawatch in a manner that is adverse to Datawatch or its subsidiaries or other than in the ordinary course of business, (iii) fail to diligently prosecute the material patent applications owned by Datawatch or any of its subsidiaries or exclusively licensed to Datawatch or any of its subsidiaries and for which Datawatch or any of its subsidiaries controls the prosecution thereof as of the date of the Merger Agreement or (iv) divulge, furnish to or make accessible any trade secrets or other confidential information within Datawatch’s intellectual property other than in the ordinary course of business to any third party who is subject to an enforceable written agreement to maintain the confidentiality of such trade secrets or other confidential information;

n.

fail to use commercially reasonable efforts to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the businesses of Datawatch and its subsidiaries;

o.	make any capital expenditures or other expenditures with respect to property, plant or equipment, other than in the ordinary course of business and not exceeding $200,000 per calendar month;

p.

engage in any transaction or series of transactions with any affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, without regard to any monetary thresholds therein;

q.

adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Datawatch or any of its subsidiaries (other than the Merger) or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the assets, operations or businesses of Datawatch or its subsidiaries;

r.

enter into any agreement, arrangement or commitment that (i) limits or otherwise restricts Datawatch or any of its subsidiaries, or that would, after the Effective Time, limit or otherwise restrict Altair or any of its subsidiaries, from engaging or competing in any line of business or product market or in any geographic area or (ii) obligates Datawatch or any of its subsidiaries, or that would, after the Effective Time, obligate Altair or any of its subsidiaries, to provide “most favored customer” pricing of their respective products or services;

s.

take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Section 11 — “The Merger Agreement; Other Agreements — The Merger — Merger Closing Conditions” or any of the conditions to the Offer set forth in Section 15 — “Conditions to the Offer” not being satisfied; or

t.	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

No Solicitation

Datawatch has agreed that, except as expressly permitted by the non-solicitation provisions of the Merger Agreement, it will not, and will not permit any of its subsidiaries or any of their respective representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

•

other than directing a person or “group” (as defined under Section 13(d) of the Exchange Act) of persons that has made an Acquisition Proposal to a copy of this Agreement filed by Altair or Datawatch with the SEC, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information that encourages or facilitates, or could reasonably be expected to lead to, any Acquisition Proposal or otherwise knowingly facilitate any effort or attempt to make any Acquisition Proposal, it being agreed that the furnishing to any person of non-public information unrelated to an Acquisition Proposal in the ordinary course of business shall not be a violation of this requirement.

However, at any time prior to the Offer Acceptance Time, in response to an Acquisition Proposal that (i) is made or received after the date of the Merger Agreement, (ii) did not arise or result from a breach of the above-

mentioned non-solicitation obligation and (iii) the Datawatch Board determines, in good faith after consultation with outside counsel and its financial advisor, is a Superior Proposal or an Acquisition Proposal that is reasonably likely to lead to a Superior Proposal, if the Datawatch Board determines, in good faith, that to act otherwise would be inconsistent with its fiduciary duties, after providing Altair with at least concurrent written notice that it is taking any action set forth below, Datawatch may:

•

furnish information with respect to Datawatch and its subsidiaries to the person or group of persons making such Acquisition Proposal and its representatives pursuant to a confidentiality agreement that is not materially less restrictive of the other party than the Confidentiality Agreement (as defined below) and does not restrict Datawatch from performing its obligations to Altair and us under the Merger Agreement (provided, however, Datawatch will provide or make such information available to Altair prior to or at the same time as furnishing information pursuant thereto unless previously provided or made available to Altair);

•	participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person or group and its representatives regarding any Acquisition Proposal; and

•	amend, or grant a waiver or release under, any standstill or similar agreement with respect to any common stock of Datawatch with the person making such Acquisition Proposal.

For purposes of the Merger Agreement, “Acquisition Proposal” means any inquiry (in writing or otherwise), offer, proposal or indication of interest from any third party relating to any transaction or series of related transactions involving (a) any acquisition or purchase by any third party, directly or indirectly, of (i) assets (including capital stock of subsidiaries of Datawatch) representing (x) 15% or more of the consolidated net revenues of Datawatch and its subsidiaries immediately prior to such transaction or series of transactions or (y) 15% or more of the fair market value of the assets of Datawatch and its subsidiaries, taken as a whole, or (ii) 15% or more of any class of outstanding voting or equity securities of Datawatch, (b) any tender offer (including a self-tender) or exchange offer that, if consummated, would result, directly or indirectly, in any third party (or the shareholders thereof) beneficially owning 15% or more of any class of outstanding voting or equity securities of Datawatch or the surviving entity or (c) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving Datawatch or any of its subsidiaries, or liquidation, dissolution, recapitalization, extraordinary dividend, other significant corporate reorganization or other similar transaction involving Datawatch or any of its subsidiaries, (i) pursuant to which 15% or more of any class of outstanding voting or equity securities of Datawatch or the resulting entity would be beneficially owned by any third party (or the direct or indirect parent entity of such third party or the shareholders of such third party) or (ii) which would result in assets (including capital stock of subsidiaries of Datawatch) representing (x) 15% or more of the consolidated net revenues of Datawatch and its subsidiaries immediately prior to such transaction, or series of transactions or (y) 15% or more of the fair market value of the assets of Datawatch and its subsidiaries, taken as a whole, being, directly or indirectly, acquired by or sold to any third party.

For purposes of the Merger Agreement, “Superior Proposal” means any bona fide and written Acquisition Proposal that is binding on the third party making the Acquisition Proposal that the Datawatch Board determines in good faith (after consultation with Datawatch’s financial advisors and outside legal counsel), taking into account those matters that the Datawatch Board in good faith deems relevant, is reasonably likely to be consummated if accepted on the terms thereof and is more favorable from a financial perspective to Datawatch’s stockholders than the Offer and the Merger (taking into account all adjustments to the terms of the Merger Agreement that are offered by Altair pursuant to Section 11 — “The Merger Agreement; Other Agreements — Datawatch Board Recommendation; Change of Board Recommendation”); provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15% or more” will be deemed to be references to “more than 80%”.

Upon execution of the Merger Agreement, Datawatch agreed to immediately (i) cease and cause to be terminated any negotiations with any persons (other than Altair and us and the representatives of Altair and us) that may have been ongoing with respect to an Acquisition Proposal, (ii) cease providing any information to any such person or its representatives and terminate all access granted to any such person and its representatives to any physical or electronic dataroom; and (iii) request that any such person and its representatives promptly return to Datawatch or destroy any non-public information concerning Datawatch or its subsidiaries that was previously furnished or made available to such person or any of its representatives.

Datawatch will as promptly as practicable (and in any event within 48 hours) notify Altair in writing of receipt by Datawatch of any Acquisition Proposal or any request for nonpublic information, in each case on or subsequent to the date of the Merger Agreement, in connection with, or that could reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or request and the identity of the person making any such Acquisition Proposal or request. Such notice will be accompanied by unredacted copies of any draft agreements embodying any such Acquisition Proposal. In addition to any other notifications required by Section 11 — “The Merger Agreement; Other Agreements — No Solicitation” or Section 11 — “The Merger Agreement; Other Agreements — Datawatch Board Recommendation; Change of Board Recommendation,” Datawatch will endeavor in good faith to provide Altair with updates regarding any material developments (and unredacted copies of any draft agreements relating thereto, other than financing-related documents that may be provided in redacted form) with respect to any Acquisition Proposal identified by Datawatch in accordance with the requirements of this paragraph. Datawatch will promptly (and in any event within 2 business days) notify Altair of the receipt by Datawatch of any material modification to any such Acquisition Proposal, unless prohibited by any antitrust laws or comparable laws.

However, nothing contained in the Merger Agreement will prohibit Datawatch from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to Datawatch’s stockholders if, in the good faith judgment of the Datawatch Board or any committee thereof, after consultation with outside legal counsel, the failure to do so would be inconsistent with the fiduciary duties of the Datawatch Board under applicable law or any disclosure requirements under applicable law, or (iii) making any disclosure that constitutes a stop, look and listen communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act. However, (1) in no event will any such disclosure affect Datawatch’s obligations specified in Section 11 — “The Merger Agreement; Other Agreements — No Solicitation” and Section 11 — “The Merger Agreement; Other Agreements — Datawatch Board Recommendation; Change of Board Recommendation” and (2) any such disclosure (other than issuance by Datawatch of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Datawatch Board with respect to the Merger Agreement or an Acquisition Proposal will be deemed to be an Adverse Change Recommendation (as defined below) unless the Datawatch Board in connection with such communication publicly states that its recommendation with respect to the Merger Agreement has not changed or refers to the prior recommendation of the Datawatch Board, without disclosing any Adverse Change Recommendation.

Datawatch Board Recommendation; Change of Board Recommendation

The Datawatch Board has made the Datawatch Board Recommendation that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer. The Datawatch Board has also agreed to include the Datawatch Board Recommendation in the Schedule 14D-9 and consented to the inclusion of the Datawatch Board Recommendation in this Offer to Purchase and other documents related to the Offer.

In addition, during the Pre-Closing Period, except as expressly permitted as set forth below, neither Datawatch, the Datawatch Board nor any committee thereof may take any of the following actions (each, an “Adverse Change of Recommendation”):

a.

withhold, fail to include in (or remove from) the Schedule 14D-9, withdraw, adversely qualify or modify (or resolve, determine or publicly propose to do any of the foregoing) the Datawatch Board Recommendation;

b.

following the date any Acquisition Proposal (or any material modification thereto) is made or commenced, or an intention to make or commence any Acquisition Proposal (or any material modification thereto) is publicly proposed or announced, fail to reaffirm (publicly, if so requested) the Datawatch Board Recommendation, within five (5) business days after a request by Altair to do so (or, if earlier, by the second business day prior to the then-scheduled Expiration Date of the Offer);

c.

fail to publicly recommend against acceptance of any tender offer or exchange offer (other than the Offer or any other tender offer or exchange offer by Altair or us or any of its or our respective affiliates) for the Shares within ten (10) business days after the commencement of such offer;

d.

adopt, approve, recommend, submit to the vote of securityholders or declare advisable any Acquisition Proposal or the entry into any binding letter of intent, memorandum of understanding, acquisition agreement, merger agreement or similar binding agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 11 — “The Merger Agreement; Other Agreements — No Solicitation”) (each such agreement, a “Company Acquisition Agreement”) (or resolve, determine or publicly propose to do any of the foregoing); or

e.

approve any transaction under, or any transaction resulting in any third party becoming an “interested stockholder” under, Section 203 of the DGCL (or resolve, determine or publicly propose to do any of the foregoing).

However, at any time prior to the Offer Acceptance Time, the Datawatch Board may make an Adverse Change Recommendation (other than as reflected in clause (e) above of the definition thereof, unless such Adverse Change Recommendation referred to in such clause (e) is made with respect to an Acquisition Proposal that is reasonably likely to lead to a Superior Proposal) or, subject to the prior or concurrent payment of the Termination Fee (as defined below) as described in Section 11 — “The Merger Agreement; Other Agreements — Termination Fees” below, may terminate the Merger Agreement pursuant to a Superior Proposal Termination (as defined below) to enter into a Company Acquisition Agreement in respect of a Superior Proposal, if and only if:

•	such Superior Proposal did not arise or result from a breach of the non-solicitation provisions of the Merger Agreement;

•

the Datawatch Board determines in good faith, after consultation with Datawatch’s financial advisors and outside legal counsel, that the failure to make such Adverse Change Recommendation or terminate the Merger Agreement to enter into a Company Acquisition Agreement would be inconsistent with the fiduciary duties of the Datawatch Board under applicable law;

•

Altair will have received from Datawatch prior written notice of Datawatch’s intention to make such an Adverse Change Recommendation or to terminate the Merger Agreement to enter into any such Company Acquisition Agreement at least 3 business days prior to making any such Adverse Change Recommendation or terminating the Merger Agreement to enter into a Company Acquisition Agreement (a “Change of Status Notice”), which Change of Status Notice will be accompanied by unredacted copies of all draft agreements embodying such Superior Proposal (other than financing-related documents that may be provided in redacted form) and, unless reflected in such draft agreements, a description of the terms and conditions of such Superior Proposal, it being understood that such Change of Status Notice will not, in and of itself, constitute an Adverse Change Recommendation; and

•	Datawatch will have complied with clauses (1) through (3) below (as applicable) as follows and the conditions described in clause (3) below will have been satisfied:

1.

prior to giving effect to clauses (2) and (3) below, the Datawatch Board will have determined in good faith, after consultation with Datawatch’s financial advisors and outside legal counsel, that the applicable Acquisition Proposal constitutes a Superior Proposal and that failure to terminate the Merger Agreement or to make an Adverse Change Recommendation would be inconsistent with its fiduciary duties;

2.

Datawatch will have complied with its obligations as described in Section 11 — “The Merger Agreement; Other Agreements — No Solicitation” and Section 11 — “The Merger Agreement; Other Agreements — Datawatch Board Recommendation; Change of Board Recommendation” with respect to the applicable Acquisition Proposal (other than non-compliance that is immaterial in significance and inadvertent); and

3.

Altair will not have made, within three business days of its receipt of the Change of Status Notice (the “Notice Period”), a written offer or proposal that remains outstanding and unmodified as of the end of the Notice Period and that, upon binding acceptance by Datawatch, is binding on Altair to revise the terms of the Merger Agreement (any such offer, a “Revised Transaction Proposal”) in a manner that the Datawatch Board determines in good faith, after consulting with its financial advisors and outside legal counsel, is reasonably likely to be consummated if accepted on the terms thereof and is at least as favorable to Datawatch’s stockholders from a financial perspective as the applicable Superior Proposal; provided, however, that, during the Notice Period, Datawatch will (and will cause its representatives to) negotiate in good faith with Altair (to the extent Altair desires to negotiate and makes itself reasonably available to negotiate) regarding any Revised Transaction Proposal; provided, further, that any amendment to the financial terms of such Superior Proposal or any other material amendment to the terms of such Superior Proposal during the Notice Period will require Datawatch to deliver a new Change of Status Notice with respect to such amended Superior Proposal and the Notice Period will expire 3 business days subsequent to delivery of such new Change of Status Notice to the extent the Notice Period would otherwise have expired prior to 3 business days subsequent to delivery of such new Change of Status Notice, including with respect to Datawatch’s obligations to negotiate in good faith with Altair and to cause its representatives to negotiate in good faith with Altair (to the extent Altair desires to negotiate).

Moreover, at any time prior to the Offer Acceptance Time, the Datawatch Board may make an Adverse Change Recommendation (as set forth in clause (a) above of the definition thereof) with respect to an Intervening Event (as defined below), if and only if:

a.

the Datawatch Board determines in good faith, after consultation with Datawatch’s outside legal counsel, that the failure to make such Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Datawatch Board under applicable law;

b.

Altair receives from Datawatch a Change of Status Notice at least 3 business days prior to making any such Adverse Change Recommendation (the “Intervening Event Notice Period”), which Change of Status Notice is accompanied by a reasonably detailed description of the Intervening Event, a description of the bases for the conclusion that the events described in such Change of Status Notice constitute an Intervening Event and unredacted copies of any material documentation relating thereto, it being understood that such Change of Status Notice will not, in and of itself, constitute an Adverse Change Recommendation;

c.

during the Intervening Event Notice Period, Datawatch will have negotiated in good faith with Altair (and caused its representatives to negotiate with Altair), to the extent Altair desires to negotiate and makes itself reasonably available to negotiate, with respect to any proposed revisions to the Merger Agreement or other proposals made by Altair, if any, that would obviate the need to make such an Adverse Change Recommendation; and

d.

after considering the results of negotiations with Altair and taking into account the proposals made by Altair, if any, after consultation with its outside legal counsel and Datawatch’s financial advisors, the Datawatch Board will have determined in good faith that the failure to make such Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Datawatch Board under applicable law.

In the event of a material change to the facts and circumstances relating to an Intervening Event in respect of which Datawatch will have previously provided to Altair a Change of Status Notice, the above provisions will also apply to each subsequent material change to the facts and circumstances relating to an Intervening Event (in which case each such material change will require a new Change of Status Notice and Datawatch will be required to comply again with these provisions, provided that the Intervening Event Notice Period will expire 3 business days subsequent to delivery of such new Change of Status Notice to the extent the Intervening Event Notice Period would otherwise have expired prior to 3 business days subsequent to delivery of such new Change of Status Notice.

For purposes of the Merger Agreement, “Intervening Event” means any material fact, event, change, development or circumstance that is not known to or reasonably foreseeable by the Datawatch Board as of the date of the Merger Agreement, not relating to any Acquisition Proposal and becomes known by the Datawatch Board between the date of the Merger Agreement and the Offer Acceptance Time; provided that in no event will any of the following constitute or be deemed to be an Intervening Event: (i) the receipt of, existence of or terms of an Acquisition Proposal, or any inquiry, indication of interest, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or any matter relating thereto or consequence thereof or (ii) changes in the market price or trading volume of Datawatch’s common stock (it being understood that the underlying causes of such changes may be taken into account in determining whether there has been or there exists an Intervening Event unless such underlying cause would otherwise be excepted by this definition).

Employee Matters

Altair has agreed with Datawatch that, for the six-month period immediately following the Effective Time, Altair will use commercially reasonable efforts to provide to employees of the Surviving Corporation or its respective subsidiaries who will have been employees of Datawatch or any of its subsidiaries immediately prior to the Effective Time and who will continue to be employed by the Surviving Corporation (“Continuing Employees”), base salary or wage level and annual target bonus opportunities (excluding equity-based compensation and, for the avoidance of doubt, excluding any retiree healthcare or defined benefit retirement benefits) that, in the aggregate, are substantially similar to the annual base salary or wage level and annual target bonus opportunities (excluding equity-based compensation and, for the avoidance of doubt, excluding any retiree healthcare or defined benefit retirement benefits) provided to those employees immediately prior to the execution of the Merger Agreement.

With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time (the “PSV Policies”), to the extent accrued in the most recent consolidated financial statements of Datawatch filed with the SEC and since the date of such financial statements in the ordinary course of business, Altair will assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time, subject to the terms and conditions of such PSV Policies (as such policies are in effect on the date of the Merger Agreement or are amended or modified with Altair’s consent). Altair will be permitted to terminate, amend or modify the PSV Policies at any time, in its sole discretion.

Altair also has agreed with Datawatch that, following the Effective Time, Altair will use commercially reasonable efforts to give each Continuing Employee credit for prior service with Altair or its subsidiaries under Altair Employee Plans (as defined below) in which such Continuing Employees are eligible to participate, if any, for purposes of eligibility and vesting (excluding defined benefit plans and retiree plans), but not for purposes of benefit accrual (except for paid time off, to the extent applicable) to the same extent as such Continuing Employee was entitled immediately prior to the Effective Time to credit for such service under any similar employee benefit plan or if such service is recognized under an Altair Employee Plan providing severance or retirement benefits for similarly situated employees of Altair. However, such service will not be recognized to the extent that (i) such recognition would result in a duplication of benefits with respect to the same period of service, (ii) such service was not recognized under the corresponding employee benefit plan or (iii) such service is with respect to a newly established Altair Employee Plan for which similarly-situated employees of Altair do not receive past service credit. In addition, Altair will use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of Altair and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs, in each case, to the extent Continuing Employees participate in any such comparable plan of Altair.

For purposes of the Merger Agreement, the term “Altair Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), for the benefit of, or relating to, any current employee of Altair or any of its subsidiaries.

Each of Altair, us and Datawatch have agreed that the provisions of the Merger Agreement described above are for the sole benefit of the parties to the Merger Agreement and will not create any right in any other person, including, but not limited to, any right to (i) continued employment or service or resumption of employment or service with Altair, Datawatch, the Surviving Corporation or any of their respective affiliates, (ii) receive any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement which has been or may be established by Altair, Datawatch, the Surviving Corporation or any of their respective affiliates and (iii) sue to enforce any provision of, or employee benefits contemplated by, the Merger Agreement. Subject to applicable law and unless otherwise provided in the Merger Agreement, no provision of the Merger Agreement will be deemed to interfere with, or constitute a limitation on, Altair’s, the Surviving Corporation’s or any of their respective subsidiaries’ rights to (x) terminate the employment of any Continuing Employee for any reason or no reason following the closing of the Merger or (y) establish or amend, modify or terminate any employee benefit plan or other benefit or compensation plan, policy, program, contract, agreement or arrangement of Altair, Datawatch, the Surviving Corporation or any of their respective affiliates.

Rule 14d-10 Matters

Datawatch has agreed that, prior to the Offer Acceptance Time and to the extent permitted by applicable law, the Datawatch Compensation Committee will cause each employee benefit plan and Datawatch Employee Agreement (as defined below) pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of Datawatch to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

For purposes of the Merger Agreement, “Datawatch Employee Agreement” means each management, employment, severance, termination pay, stay-bonus, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other contract between any of Datawatch or its subsidiaries, on one hand, and any current or former director, officer, employee, independent contractor or other service provider of Datawatch or any of its subsidiaries, on the other.

Efforts to Close the Transaction

Datawatch, Altair and we have agreed to cooperate with each other and use (and cause their and our respective subsidiaries to use) reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable on their and our respective parts under the Merger Agreement and applicable law to consummate and make effective the Offer, the Merger and the other transactions contemplated in the Merger Agreement as promptly as practicable (and in any event no later than the End Date (as defined below)). Particularly, Datawatch, Altair and we have agreed to (and to cause their and our respective subsidiaries to) (i) use reasonable best efforts to prepare and make all filings and obtain as soon as practicable all consents, waivers and expirations of waiting periods (if any) from any governmental body and make all registrations, declarations and filings with, or notices to, governmental bodies, in each case, in connection with the Offer and the Merger, that are necessary or required to be obtained in order to consummate the transactions contemplated in the Merger Agreement, and (ii) use reasonable best efforts to give any notices to certain third parties specified in the Merger Agreement and to obtain as soon as practicable each other consent or waiver (if any) of any third party (other than from any governmental body, which are addressed in the preceding clause (i)) specified in the Merger Agreement.

The Merger Agreement further provides that Altair does not have any obligation to proffer to, or agree or consent to (or to cause any of its subsidiaries or affiliates or Datawatch (including, after the Effective Time, the Surviving Corporation) or its subsidiaries or affiliates to proffer to, or agree or consent to) (i) sell, license, lease, transfer, divest, dispose of or otherwise encumber or hold separate any entities, assets, licenses, operations, rights, product lines, intellectual property or businesses or interests of Altair, Datawatch (including, after the Effective Time, the Surviving Corporation), or any of their respective subsidiaries or affiliates, (ii) terminate, amend or assign any existing relationships or contractual rights or obligations of Altair, Datawatch (including, after the Effective Time, the Surviving Corporation), or any of their respective subsidiaries or affiliates, (iii) change or modify any course of conduct regarding future operations or agree to any changes (including through a licensing arrangement) or restriction on, or other impairment of Altair’s ability to own or operate, any of the assets, licenses, operations, rights, product lines, intellectual property, or businesses or interests of Altair, Datawatch (including, after the Effective Time, the Surviving Corporation), or any of their respective subsidiaries or affiliates, or Altair’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of Datawatch (including, after the Effective Time, the Surviving Corporation), (iv) otherwise take any action that would limit the freedom of action of Altair, Datawatch (including, after the Effective Time, the Surviving Corporation), or any of their respective subsidiaries or affiliates with respect to, or the ability of Altair, Datawatch (including, after the Effective Time, the Surviving Corporation), or any of their respective subsidiaries or affiliates to retain, one or more of the businesses, assets or rights or interests of Altair, Datawatch (including, after the Effective Time, the Surviving Corporation), or any of their respective subsidiaries or affiliates; or (v) commit or agree to take any such action in the foregoing clauses (i), (ii), (iii) or (iv), or consent to Datawatch’s or any of Datawatch’s subsidiaries or affiliates taking any of the foregoing actions, whether before or after the Offer Acceptance Time. With respect to any governmental body in connection with the transactions contemplated in the Merger Agreement, neither Datawatch nor its subsidiaries will, without Altair’s prior written consent in Altair’s sole discretion, discuss or commit to any action referred to in clauses (i) through (iv) above.

Takeover Statutes

Datawatch has agreed that if any state takeover law or other state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of Datawatch’s common stock (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover applicable law, including the restrictions on business combinations in Section 203 of the DGCL) becomes, or is deemed to be, applicable to Datawatch, Altair or us, the Merger or any other transaction contemplated in the Merger Agreement, and the representation and warranty of Altair and us with respect to our status as an “interested stockholder” of Datawatch as defined in Section 203 of the DGCL is true and correct, then Datawatch and the Datawatch Board, as applicable, will use their reasonable best efforts to take such actions within their control as permitted under applicable law to (i) ensure that the transactions contemplated in the Merger Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated therein and (ii) otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such law on the Merger Agreement and the transactions contemplated in the Merger Agreement.

Indemnification and Insurance

From the Effective Time, each of Altair and the Surviving Corporation will, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Datawatch or any of its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Datawatch or any of its subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Altair and the Surviving Corporation within ten business days of receipt by Altair or the Surviving Corporation from the Indemnified Party of a request therefor.

Altair has also agreed that the certificate of incorporation and bylaws, or corresponding governing documents, of the Surviving Corporation and its subsidiaries will contain, and Altair will cause the certificate of incorporation and bylaws, or corresponding governing documents, of the Surviving Corporation and its subsidiaries to contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Datawatch and its subsidiaries than were set forth in the certificate of incorporation and bylaws of Datawatch and its subsidiaries, as applicable, as in effect on the date of the Merger Agreement, which provisions will not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Datawatch or any of its subsidiaries.

Prior to the Effective Time, Datawatch (in consultation with Altair) will purchase, as of the Effective Time, tail insurance, at commercially reasonable rates and containing a customary straddle claim provisions, for (i) the directors’ and officers’ liability coverage of Datawatch’s existing directors’ and officers’ liability insurance policy covering acts, errors or omissions occurring at or prior to the Effective Time and (ii) Datawatch’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), for a claims reporting or discovery period of six years after the Effective Time (the “Tail Period”), with respect to those Persons who are covered by the D&O Insurance as of the Effective Time, with terms and conditions, retentions and limits of liability which are substantially the same as the terms and conditions, retentions and limits of liability under the existing D&O Insurance with respect to acts, errors or omissions occurring at or prior to the Effective Time.

Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to securityholder litigation, public announcements and access, confidentiality, transfer taxes, matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder and stock exchange delisting and deregistration.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the transactions contemplated therein may be abandoned at any time prior to the Offer Acceptance Time, as follows:

a.	by mutual written consent of Altair and Datawatch;

b.

by either Altair or Datawatch by written notice to the other if (i) a court of competent jurisdiction or other governmental body will have issued a final and nonappealable order permanently restraining, enjoining or otherwise prohibiting the making or consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (ii) there will be enacted after the date of the Merger Agreement any applicable law in any jurisdiction in which Datawatch or any of its subsidiaries or Altair has a permanent establishment making the commencement or consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement illegal;

c.

by Altair by written notice to Datawatch if prior to the Offer Acceptance Time the Datawatch Board has effected an Adverse Change Recommendation (such termination, a “Change of Board Recommendation Termination”);

d.

by either Datawatch or Altair by written notice if the Offer Acceptance Time has not occurred by the End Date (i.e., February 28, 2019) (such termination, an “End Date Termination”); provided, that if as of the End Date the Regulatory Condition has not been satisfied, the End Date may be extended on one occasion by Altair or Datawatch for a period of 90 days by written notice to the other party, and such date, as so extended, will be the End Date; provided, however that the forgoing right to terminate the Merger Agreement will not be available to any party whose breach of any covenant or agreement set forth in the Merger Agreement has been the principal cause of, or resulted in, the failure of the Offer Acceptance Time to have occurred on or before the End Date;

e.

by Datawatch by written notice to Altair at any time prior to the Offer Acceptance Time in order to accept a Superior Proposal and enter into a Company Acquisition Agreement relating to such Superior Proposal, if (i) such Superior Proposal did not result from any breach of the requirements specified in Section 11 “The Merger Agreement; Other Agreements — No Solicitation” or Section 11 — “The Merger Agreement; Other Agreements — Datawatch Board Recommendation; Change of Board Recommendation,” (ii) Datawatch has complied in all respects (other than non-compliance that is immaterial in significance and inadvertent) with its obligations specified in Section 11 — “The Merger Agreement; Other Agreements — No Solicitation” and Section 11 — “The Merger Agreement; Other Agreements — Datawatch Board Recommendation; Change of Board Recommendation” with respect to such Superior Proposal and the Datawatch Board, after satisfying all of the applicable requirements set forth in Section 11 — “The Merger Agreement; Other Agreements — No Solicitation” and Section 11 — “The Merger Agreement; Other Agreements — Datawatch Board Recommendation; Change of Board Recommendation” with respect to the Superior Proposal, has authorized Datawatch to enter into a Company Acquisition Agreement with respect to such Superior Proposal and (iii) Datawatch enters into such Company Acquisition Agreement concurrently with the termination of the Merger Agreement and pays the Termination Fee as described below prior to or concurrently with the termination of the Merger Agreement (such termination, a “Superior Proposal Termination”);

f.

by Altair by written notice to Datawatch at any time prior to the Offer Acceptance Time if a breach of any representation or warranty or failure to perform any covenant or obligation contained in the Merger Agreement on the part of Datawatch has occurred that would cause a failure of the conditions in clauses (e) or (f) described in Section 15 — “Conditions to the Offer” to occur (such termination, a “Datawatch Breach Termination”); provided, however, that for purposes of the forgoing right to terminate the Merger Agreement, if such a breach is curable by Datawatch within the earlier of the End Date and twenty business days of the date Altair gives Datawatch written notice of such breach referencing this right to terminate the Merger Agreement and Datawatch is continuing to use its reasonable best efforts to cure such breach, then Altair may not terminate the Merger Agreement pursuant to this termination right on account of such breach unless such breach will remain uncured upon the earlier of the End Date and the expiration of such twenty business day period; provided further that Altair will not be entitled to terminate the Merger Agreement pursuant to this termination right if either Altair or us is in breach of its or our obligations under the Merger Agreement such that Datawatch would be entitled to terminate this Merger Agreement pursuant to the termination right set forth in clause (g) below;

g.

by Datawatch by written notice to Altair at any time prior to the Offer Acceptance Time, if a breach in any respect of any representation or warranty or failure to perform in any respect any covenant or obligation contained in the Merger Agreement on the part of Altair has occurred, in each case if such breach or failure has prevented or could reasonably be expected to prevent Altair or us from consummating the Offer, the Merger or any other transaction contemplated by the Merger Agreement; provided, however, that, for purposes of the forgoing right to terminate the Merger Agreement, if such a breach is curable by Altair within the earlier of the End Date and twenty business days of the date

Datawatch gives Altair written notice of such breach referencing this termination right and Altair is continuing to use its reasonable best efforts to cure such breach, then Datawatch may not terminate the Merger Agreement under this termination right on account of such breach unless such breach will remain uncured upon the earlier of the End Date and the expiration of such twenty business day period; provided further that Datawatch will not be entitled to terminate the Merger Agreement pursuant to this termination right if Datawatch is in breach of its obligations under the Merger Agreement such that Altair would be entitled to terminate the Merger Agreement pursuant to the Datawatch Breach Termination rights set forth in clause (f) above; or

h.

by either Altair or Datawatch, if the Offer has expired (after giving effect to any extensions thereof in accordance with the Merger Agreement) or been terminated, in each case, in accordance with the terms of the Merger Agreement and the Offer Acceptance Time has not occurred solely as a result of the Minimum Condition not being satisfied (such termination, a “Non-Consummation Termination”); provided, however, that the forgoing right to terminate the Merger Agreement will not be available to a party that has breached its (or, in the case of Altair, we breached our) obligations in any material respect under the Merger Agreement in any manner that was the primary cause of the Minimum Condition not being satisfied.

Effects of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be of no further force or effect without liability of any party (or any representative or securityholders of such party) to any other party, provided, however, that (i) none of the parties thereto will be relieved of liability for any intentional fraud or willful and material breach by such party of any provision of the Merger Agreement, (ii) upon certain events Datawatch may be required to pay the Termination Fee to Altair as further described in Section 11 — “The Merger Agreement; Other Agreements — Termination Fees” below and (iii) the parties thereto will, in all events, remain bound by and continue to be subject to the Mutual Non-Disclosure Agreement, dated as of May 14, 2018, by and between Altair and Datawatch (the “Confidentiality Agreement”) and certain designated provisions of the Merger Agreement that survive termination, including confidentiality, the effect of termination, expense reimbursement and termination fee and other miscellaneous provisions.

Termination Fees

Datawatch will pay to Altair a termination fee of $6,118,810 (the “Termination Fee”) only if the Merger Agreement is terminated under one of the following circumstances:

a.	pursuant to a Change of Board Recommendation Termination;

b.	pursuant to a Superior Proposal Termination;

c.	by Altair or Datawatch pursuant to an End Date Termination;

d.	by Altair or Datawatch pursuant to a Non-Consummation Termination; or

e.	by Altair pursuant to a Datawatch Breach Termination.

In the case of the foregoing items (c) through (e), inclusive, no Termination Fee will be payable unless (A) after the date of the Merger Agreement and at or prior to the time of the termination of the Merger Agreement an Acquisition Proposal will have been made or commenced, or an intention to make or commence any Acquisition Proposal will have been publicly proposed or announced, and (B) Datawatch consummates any Acquisition Proposal within twelve (12) months after such termination or Datawatch enters into a definitive agreement within twelve (12) months after such termination to effect any Acquisition Proposal that is subsequently consummated. Solely for purposes of the foregoing, all percentages in the definition of Acquisition Proposal will be replaced with 50%.

Datawatch will pay to Altair any Termination Fee by wire transfer of same-day funds (i) in the case of a Change of Board Recommendation Termination, within two business days after such termination, (ii) in the case of a Superior Proposal Termination, prior to or concurrently with the termination of the Merger Agreement, and (iii) in the case of an End Date Termination, a Non-Consummation Termination or a Datawatch Breach Termination, concurrently with the consummation of the transactions contemplated by such Acquisition Proposal.

Specific Performance

We, Altair and Datawatch are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in addition to any other remedy to which we and they are entitled under the terms of the Merger Agreement, at law or in equity.

Fees and Expenses

Except for certain transfer taxes and as described in this paragraph, all fees and expenses incurred in connection with the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated. Altair and Datawatch will each pay fifty percent of (i) the filing fees, mailing expenses and printing expenses associated with the Offer and (ii) the filing fees payable pursuant to the HSR Act and any other applicable antitrust laws in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Governing Law

The Merger Agreement is governed by Delaware law.

Confidentiality Agreement

The following summary description of the Confidentiality Agreement is qualified in its entirety by reference to such Confidentiality Agreement, which Altair has filed as Exhibit (d)(3) to the Schedule TO, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Purchaser and Altair” above.

On May 14, 2018 Datawatch and Altair entered into the Confidentiality Agreement pursuant to which, subject to certain exceptions, Altair has agreed to keep certain non-public information about Datawatch confidential and to not disclose, or permit its affiliates or its or their representatives to disclose, any confidential information of Datawatch, except for the purpose of evaluating, negotiating, pursuing and consummating a possible acquisition transaction.

In addition, the Confidentiality Agreement includes certain “standstill” provisions, which expire on May 14, 2019, and “anti-poaching” provisions, which expire on February 14, 2019.

Exclusivity Agreement

The following summary description of the Exclusivity Agreement (as defined below) is qualified in its entirety by reference to such Exclusivity Agreement, which Altair has filed as Exhibit (d)(4) to the Schedule TO , which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Purchaser and Altair” above.

On September 26, 2018, Altair and Datawatch entered into an exclusivity agreement, dated as of September 24, 2018 (the “Exclusivity Agreement”), pursuant to which Datawatch agreed that, among other things, from the date of the Exclusivity Agreement until the earliest to occur of (i) the execution of a definitive agreement involving a transaction with Altair, or an affiliate of Altair, to acquire 100% of the outstanding shares of Datawatch’s common stock (a “Transaction”), (ii) the date on which Altair notifies Datawatch of its determination to terminate negotiations with respect to a Transaction, (iii) the date on which Altair proposes to reduce the amount or form of payment of the purchase price from that described in the Executed Letter of Intent, and (iv) 11:59 p.m., New York City time, on November 24, 2018 (the “Exclusivity Period”), Datawatch would exclusively negotiate with Altair with respect to the acquisition of all of the outstanding shares of Datawatch’s common stock. However, the foregoing clause (iv) of the definition of Exclusivity Period was automatically extended to 11:59 p.m., New York City time, on November 7, 2018, unless Altair demonstrated a sustained unwillingness to continue negotiating the transaction.

12. Purpose of the Offer; Plans for Datawatch.

Purpose of the Offer

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and, ultimately, following the Merger, the entire equity interest in, Datawatch while allowing Stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. The Merger will be governed by Section 251(h) of the DGCL. Accordingly, Altair, we and Datawatch have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer (but in any event within one (1) business day of the date on which the Offer Acceptance Time occurs), without a meeting of stockholders of Datawatch in accordance with Section 251(h) of the DGCL.

Holders of Shares who tender their Shares pursuant to the Offer will cease to have any common equity interest in Datawatch and will no longer participate in the future growth of Datawatch in their capacity as common equity holders. If the Merger is consummated, the current holders of Shares will no longer have a common equity interest in Datawatch and instead will only have the right to receive in respect of their former common equity interest an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Delaware law.

Plans for Datawatch

The Merger Agreement provides that, following the consummation of the Offer and subject to the conditions set forth in the Merger Agreement, we will be merged with and into Datawatch and that, at the Effective Time and until thereafter amended, (i) the certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation and (ii) the bylaws of Purchaser in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger — Certificate of Incorporation; Bylaws.”

From and after the Effective Time, until successors are duly appointed or elected, as applicable, and qualified, or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation (i) our officers immediately prior to the Effective Time will be the officers of the Surviving Corporation and (ii) our director immediately prior to the Effective Time will be the director of the Surviving Corporation. See Section 11 — “The Merger Agreement; Other Agreements — The Merger — Changes of Directors and Officers in Connection with the Merger.”

It is expected that, initially following the Merger, the business and operations of Datawatch will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Altair will continue to evaluate the business and operations of Datawatch during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing, including running the business and operations of Datawatch as a subsidiary, as of and following the Effective Time.

Except as described above or elsewhere in this Offer to Purchase, neither we nor Altair has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Datawatch or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Datawatch or any of its subsidiaries, (iii) any change in the Datawatch Board or management of Datawatch, (iv) any material change in Datawatch’s capitalization or (v) any other material change in Datawatch’s corporate structure or business.

13. Certain Effects of the Offer.

Market for Shares. If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Altair and Datawatch intend to consummate the Merger as soon as practicable after the consummation of the Offer.

NASDAQ Listing. The Shares are currently listed on the NASDAQ. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the consummation of the Offer), the Shares will no longer meet the requirements for continued listing on the NASDAQ, because we will be the only Stockholder. The NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger, we intend to cause Datawatch to delist the Shares from the NASDAQ.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. As a result, Datawatch currently files periodic reports on account of the Shares. Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Altair and Datawatch will consummate the Merger as soon as practicable, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and expect to cause the suspension of all of Datawatch’s reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, Datawatch may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) Datawatch is not otherwise required to furnish or file reports under the Exchange Act.

Margin Regulations. The Shares currently may be “margin securities” under the regulations of the Federal Reserve Board, which would have the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Following the Offer (and prior to the Effective Time), the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14. Dividends and Distributions.

As described in Section 11 — “The Merger Agreement; Other Agreements — Conduct of Business of Datawatch,” the Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, except as provided or permitted by the Merger Agreement or as consented to in writing by Altair (which consent will not be unreasonably withheld, conditioned or delayed), Datawatch will not, and will not permit any of its subsidiaries to, directly or indirectly, declare, set aside or pay any dividends (whether in cash, securities or other property) on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Datawatch to its parent).

15. Conditions to the Offer.

Notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary, we will not be required to, and Altair will not be required to cause us to, accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares validly tendered (and not validly withdrawn) pursuant to the Offer (and not theretofore accepted for payment or paid for) if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events will occur and be continuing at the Expiration Date:

a.	the Minimum Condition has not been satisfied;

b.	the Regulatory Condition has not been satisfied;

c.	the Merger Agreement has been terminated in accordance with its terms;

d.

any governmental body of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law that is in effect, or there will be any temporary restraining order, preliminary or permanent injunction or other order, in any such case preventing, restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement;

e.

any of Datawatch’s representations and warranties set forth in (i) Section 3.5(b) of the Merger Agreement (relating to absence of a Material Adverse Effect since July 1, 2018) and elsewhere in the Merger Agreement that are qualified by reference to Material Adverse Effect are not true and correct as of the date of the Merger Agreement and as of the Expiration Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (ii) the Merger Agreement that are not set forth in Section 3.5(b) of the Merger Agreement and are not qualified by reference to Material Adverse Effect (other than the representations and warranties set forth in the first sentence of Section 3.1(a), Section 3.2, Section 3.3, Section 3.20, Section 3.21, Section 3.22, and Section 3.25 of the Merger Agreement) are not true and correct as of the date of the Merger Agreement and as of the Expiration Date (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date) other than for any failures of such representations and warranties to be so true and correct that, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any “materiality” or similar qualifications or exceptions therein); (iii) Section 3.3 (relating to the capitalization of Datawatch) of the Merger Agreement are not true and correct as of the date of the Merger Agreement and as of the Expiration Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies (so long as the sum of all such inaccuracies does not increase the aggregate amount of the Offer Price by more than $375,000); and (iv) the first sentence of Section 3.1(a) (relating to due organization, valid existence and good standing and organizational power and authority to carry on the business), Section 3.2 (relating to delivery of the certificate of incorporation and bylaws of Datawatch and its subsidiaries and such documents being in full force and effect), Section 3.20 (relating to Datawatch corporate power and authority to execute and deliver the Merger Agreement and perform its obligations thereunder and the resolutions of the Datawatch Board in connection with the transactions contemplated in the Merger Agreement), Section 3.21 (relating to actions taken by the Datawatch Board to ensure the inapplicability of restrictions related to business combinations contained in Section 203 of the DGCL), Section 3.22 (relating to the absence of a requirement of a Stockholder vote to adopt the Merger Agreement) and Section 3.25 (relating to broker’s and finder’s fees) of the Merger Agreement are not true and correct in any material respect as of the date of the Merger Agreement and as of the Expiration Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date) (for purposes of determining the satisfaction of this condition, without regard to any “materiality” or similar qualifications and exceptions contained therein);

f.	Datawatch has not performed or complied in all material respects with the obligations, agreements and covenants required to be performed by it under the Merger Agreement;

g.	Altair and we have not received a certificate of Datawatch signed by a duly authorized representative thereof certifying the matters set forth in clauses (e) and (f) above;

h.

since the date of the Merger Agreement there will have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect; or

i.

the SEC staff has advised, or has confirmed in response to a telephonic or written inquiry made by counsel to Datawatch or counsel to Altair and us, that there are outstanding or unresolved comments received from the SEC staff with respect to the Schedule TO or the related 14D-9.

The foregoing conditions are for the sole benefit of Altair and us and may be asserted or waived by Altair and us, in whole or in part, at any time and from time to time, in each case, except for the Minimum Condition and the Regulatory Condition, subject to the terms of the Merger Agreement and applicable law. The foregoing conditions will be in addition to, and not in limitation of, the rights and obligations of Altair and us to extend, terminate or modify the Offer subject to, and in accordance with, the terms and conditions of the Merger Agreement. Any Shares subject to notices of guaranteed delivery will be deemed not to be validly tendered for purposes of satisfying the Minimum Condition unless the Shares underlying such notices of guaranteed delivery are “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL) by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL) prior to the Expiration Date.

For purposes of the Merger Agreement, the “Minimum Condition” means there will have been validly tendered and not validly withdrawn prior to the Expiration Date that number of Shares that, considered together with all other Shares (if any) owned by us and our “affiliates” (as such term is defined in Section 251(h)(6)(a) of the DGCL), but excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL)), represent not less than one share more than 50% of the total number of Shares outstanding at the Offer Acceptance Time.

For purposes of the Merger Agreement, the “Regulatory Condition” means the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act will have expired or been terminated.

16. Adjustments to Prevent Dilution.

The Offer Price will be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Datawatch’s common stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Datawatch’s common stock occurring on or after the date of the Merger Agreement and at or prior to the Offer Acceptance Time, and such adjustment to the Offer Price will provide to the holders of Datawatch’s common stock the same economic effect as contemplated by the Merger Agreement prior to such action.

17. Certain Legal Matters; Regulatory Approvals.

General

Except as described in this Section 17, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on our and Altair’s review of publicly available filings by Datawatch with the SEC and other information regarding Datawatch, we are not aware of any governmental license or regulatory permit that appears to be material to Datawatch’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase. However, any such approval or other action, if needed, may not be obtained or may not be obtained without substantial conditions, and failure to obtain any such approvals or take any such other actions might result in adverse consequences to Datawatch’s business, or might result in a requirement to dispose of certain parts of Datawatch’s business, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”

Litigation

As of November 13, 2018, there were no material pending legal proceedings relating to the Offer, the Merger or the other transactions contemplated in the Merger Agreement.

State Takeover Statutes

Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to us or Altair because the Datawatch Board has unanimously approved the Offer, the Merger, the Merger Agreement, the tender and support agreements and the other transactions contemplated thereby, including for purposes of Section 203.

A number of other states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any other state takeover laws or regulations. If any government authority or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated in the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”

Antitrust Compliance

Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the acquiring person voluntarily withdraws and re-files to allow a second 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material.

Pursuant to the Merger Agreement, Altair and Datawatch will file, and subsequently not withdraw (other than in connection with the termination of the Merger Agreement), their respective Premerger Notification and Report Forms with the FTC and the Antitrust Division, and will request early termination of the applicable waiting period under the HSR Act.

The FTC and the Antitrust Division will consider the legality under the U.S. federal antitrust laws of Altair’s proposed acquisition of Shares pursuant to the Offer. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Altair, us, Datawatch or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Altair believes that the consummation of the Offer will not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger.

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the Per Share Merger Consideration (which is equivalent in amount to the Offer Price) and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a Stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such Stockholder must do all of the following:

•

within the later of the consummation of the Offer, which is the first date on which we irrevocably accept for purchase the Shares tendered pursuant to the Offer, and 20 days after the date of mailing of the Schedule 14D-9, deliver to Datawatch a written demand for appraisal of Shares held, which demand must reasonably inform Datawatch of the identity of the Stockholder and that the Stockholder is demanding appraisal;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of Stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL is included as Annex II to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

Stockholder Approval Not Required

Section 251(h) of the DGCL provides that Stockholder approval of a merger is not required if certain requirements are met, including, among others, that (i) the acquiring company consummates a tender offer for all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Datawatch will not be required to submit the adoption of the Merger Agreement to a vote of the Stockholders of Datawatch. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Altair and Datawatch will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of Stockholders in accordance with Section 251(h) the DGCL.

18. Fees and Expenses.

We have retained the Depository and the Information Agent in connection with the Offer. Each of the Depository and the Information Agent will receive customary compensation and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses and customary indemnification against certain liabilities in connection with the Offer.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither we nor Altair will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

19. Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We and Altair have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by Datawatch pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Datawatch Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and Datawatch may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

Dallas Merger Sub, Inc.

November 14, 2018

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS

AND EXECUTIVE OFFICERS OF ALTAIR

Set forth in the table below are the name, current principal occupation and material positions held during the past five years and country of citizenship of each of the directors and executive officers of Altair Engineering Inc. The business address of each director and executive officer of Altair Engineering Inc. is 1820 East Big Beaver Road, Troy, Michigan 48083. The business telephone number of each director and executive officer is (248) 614-2400.

During the past five years, to our knowledge or the knowledge of Altair Engineering Inc. after reasonable inquiry, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

DIRECTORS OF ALTAIR ENGINEERING INC.

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years	Country of Citizenship
James R. Scapa	Chief Executive Officer; Chairman (1992 – Present); Secretary and Treasurer (1985 – 1992) Altair Engineering Inc. President (2018 – Present); Director (2018 – Present) Dallas Merger Sub, Inc.	USA

Mary C. Boyce

Director (2018 – Present)

Altair Engineering Inc.

Dean of the Fu Foundation School of Engineering and

Applied Science and Professor (2013 – Present);

Columbia University

(Education)

Professor (2008 – 2013);

Massachusetts Institute of Technology

(Education)

USA

James E. Brancheau*	Director (2004 – Present); Consultant (2014 – 2017); Chief Technology Officer (2005 – 2013) Altair Engineering Inc.	USA

Steve Earhart	Director (2011 – Present); Compensation Committee Member (2015 – Present); Chair of the Audit Committee (2016 – Present); Altair Engineering Inc. Director (2017 – Present) Mi9 Retail, Inc. (Software)	USA

*

Mr. Brancheau has announced that he will resign from the board of directors of Altair, effective December 31, 2018. He will be replaced at that time by Brett Chouinard, Altair’s President and Chief Operating Officer.

Chief Financial Officer (2012 – 2017) World Kitchen, LLC (Consumer Products)

Trace Harris

Director (2016 – Present); Chair of the Compensation

Committee and Nominating and Corporate Governance

Committee Member (2017 – Present)

Altair Engineering Inc.

Chief Financial Officer (2017 – Present)

A-List Services, LLC

(Education Services)

Principal (2014 – 2016)

T-Harris LLC

(Media and Education)

Various Roles including Senior Vice President, Strategy,

Finance and Business Innovation (2001 – 2014)

Vivendi S.A.

(Media)

USA

Richard Hart

Director, Chair of the Corporate Governance Committee and

Audit Committee Member (2017 – Present)

Altair Engineering Inc.

Chief Strategy Officer (2018 – Present); Chief Financial

Officer (2015 – 2018)

Guidewire Software, Inc.

(Software)

Director (2016 – Present)

Wonolo, Inc.

(Technology)

Managing Director (2004 – 2013)

Deutsche Bank

(Finance)

USA

Jan Kowal

Director (2013 – Present); Compensation Committee Member

(2016 – Present); Audit Committee Member and Nominating

and Corporate Governance Committee Member (2017 – Present);

Altair Engineering Inc.

Consultant (2015 – 2017)

Brose Fahrzeugteile GmbH & Co.

(Automotive)

Chief Executive Officer, President and Chairman (2012 – 2015)

Brose North America, Inc.

(Automotive)

USA and Sweden

EXECUTIVE OFFICERS OF ALTAIR ENGINEERING INC.

Name	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years	Country of Citizenship
James R. Scapa

Chief Executive Officer; Chairman (1992 – Present);

President (1992 – 2017) Secretary and Treasurer (1985 – 1992)

Altair Engineering Inc.

President (2018 – Present); Director (2018 – Present)

Dallas Merger Sub, Inc.

USA

Brett Chouinard	President (2018 – Present); Chief Operating Officer (2010 – Present) Altair Engineering Inc.	USA

Howard N. Morof

Chief Financial Officer (2013 – Present); Director

(2011 – 2013)
Altair Engineering Inc.

(Technology)

Chief Financial Officer (2008 – 2013)

North American Bancard, LLC

(Finance)

Treasurer (2018 – Present)

Dallas Merger Sub, Inc.

USA

Massimo Fariello

Chief Strategy Officer (2015 – Present); Senior Vice

President of Corporate Development (2013 – 2014);

Senior Vice President of Software Technology Alliances and

Strategies (2013 – 2011)

Altair Engineering Inc.

Italy

James P. Dagg

Chief Technical Officer of Modeling and Visualization (2014 – Present)

Altair Engineering Inc.

(Technology)

Vice President (2008 – 2013)

solidThinking, Inc., Altair Engineering Inc.’s wholly-owned subsidiary

USA

Dr. Uwe Schramm	Chief Technical Officer of Solvers and Optimization (2014 – Present) Altair Engineering Inc. Managing Director (2011 – 2013) Altair GmbH, Altair Engineering Inc.’s wholly-owned subsidiary	Germany

Mahalingam Srikanth	Chief Technical Officer of HPC and Cloud Solutions (2014 – Present); Senior Vice President (2011 – 2013) Altair Engineering Inc.	USA

Jeffrey M. Brennan	Chief Marketing Officer (2010 – Present) Altair Engineering Inc.	USA

Martin Nichols	Chief Information Officer (2011 – Present) Altair Engineering Inc.	USA

Tom M. Perring	Chief Administrative Officer (2011 – Present) Altair Engineering Inc.	USA

Nelson Dias	Chief Revenue Officer (2018 – Present); Senior Vice President – Asia Pacific (2006 – 2018) Altair Engineering Inc.	India

ANNEX B

CERTAIN INFORMATION REGARDING THE DIRECTOR

AND EXECUTIVE OFFICERS OF PURCHASER

Set forth in the table below are the name, current principal occupation and material positions held during the past five years of our director and each of our executive officers. The business address of our director and each such executive officer is 1820 East Big Beaver Road, Troy, Michigan 48083. The business telephone number of our director and each such executive officer is (248) 614-2400. Our directors and each of our executive officers is a citizen of the United States of America.

During the past five years, to our knowledge or the knowledge of Altair after reasonable inquiry, none of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or us from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

DIRECTORS OF DALLAS MERGER SUB, INC.

Name and Position	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years	Director Since
James R. Scapa	Chief Executive Officer; Chairman (1992 – Present); President (1992 – 2017) Secretary and Treasurer (1985 – 1992) Altair Engineering Inc. President (2018 – Present); Director (2018 – Present) Dallas Merger Sub, Inc.	2018

EXECUTIVE OFFICERS OF DALLAS MERGER SUB, INC.

Name and Position	Present Principal Occupation or Employment, Material Positions Held During the Past Five Years
James R. Scapa

President (2018 – Present); Director (2018 – Present)

Dallas Merger Sub, Inc.

Chief Executive Officer; Chairman (1992 – Present); President (1992 – 2017) Secretary and Treasurer (1985 – 1992)

Altair Engineering Inc.

Howard N. Morof

Treasurer (2018 – Present)

Dallas Merger Sub, Inc.

Chief Financial Officer (2013 – Present); Director (2011 – 2013)

Altair Engineering Inc.

(Technology)

Chief Financial Officer (2008 – 2013)

North American Bancard, LLC

(Finance)

Steven M. Rivkin	Secretary (2018 – Present); Vice President (2018 – Present) Dallas Merger Sub, Inc. General Counsel (2005 – Present) Altair Engineering Inc.

Raoul Maitra	Assistant Secretary (2018 – Present) Dallas Merger Sub, Inc. Vice President and General Counsel (2015 – Present); Vice President and Deputy General Counsel (2013 – 2015) Altair Engineering Inc.

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITORY MAY ONLY BE SENT TO THE DEPOSITORY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A STOCKHOLDER OF DATAWATCH OR SUCH STOCKHOLDER’S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE

DEPOSITORY AS FOLLOWS:

If delivering by hand, express mail, courier, or other expedited service:	If delivering by mail:

American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Other Information:

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. In addition, requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All others call Toll-Free: (877) 864-5060

Email: datawatch@dfking.com